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                                                                     EXHIBIT 2.1

                                Table of Contents

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1.   PURCHASE AND SALE OF ASSETS ..............................................          1
2.   CONSIDERATION; ASSUMPTION OF LIABILITIES .................................          3
3.   CLOSING ..................................................................         11
4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER ..................         11
5.   REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT ...................         24
6.   COVENANTS AND AGREEMENTS .................................................         26
7.   INDEMNITIES ..............................................................         32
8.   MISCELLANEOUS ............................................................         34
9.   DEFINITIONS ..............................................................         36

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================================================================================

                            ASSET PURCHASE AGREEMENT

                                      AMONG

                            ABRAMS INDUSTRIES, INC.,

                             SERVIDYNE SYSTEMS, LLC

                                       AND

                                 ITENDANT, INC.

                           DATED AS OF APRIL 16, 2004

================================================================================

                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of the 16th day of April 2004 (the "CLOSING DATE"), by and among ABRAMS INDUSTRIES, INC., a Georgia corporation ("PARENT"), SERVIDYNE SYSTEMS, LLC, a Georgia limited liability company (the "PURCHASER"), and ITENDANT, INC., a Delaware corporation (the "SELLER").

                              W I T N E S S E T H:

                  WHEREAS, the Seller is engaged in the provision of property service and maintenance solutions that automate service requests and maintenance management using the Internet and wireless hand-held devices (collectively, the "BUSINESS") (such term and other capitalized terms used herein being defined in
ARTICLE 10 or at the places in this Agreement indicated in ARTICLE 10);

                  WHEREAS, the Seller desires to sell and transfer to Purchaser, and Purchaser desires to acquire from the Seller, substantially all of the assets of the Seller used in connection with the Business (the "ACQUIRED BUSINESS"), upon the terms and conditions contained herein; and

                  WHEREAS, the parties deem it advisable and in their respective best interests to consummate the transactions described herein.

                  NOW, THEREFORE, for and in consideration of the premises, and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       PURCHASE AND SALE OF ASSETS

         1.1 ACQUIRED ASSETS. Subject to the terms and conditions contained herein, the Seller shall sell, transfer, convey and assign to Purchaser, and Purchaser shall purchase and acquire from the Seller, on the Closing, free and clear of all Liens, other than those Liens described in the DISCLOSURE SCHEDULES (collectively, the "PERMITTED ENCUMBRANCES"), all right, title and interest in and to all of the assets and properties used or useable in the Acquired Business, except for the Excluded Assets described in PARAGRAPH 1.2 (collectively, the "ACQUIRED ASSETS"). The Acquired Assets shall include without limitation the following:

         (a) all accounts and notes receivable relating to products sold or services rendered and fees earned prior to the Closing;

         (b) all inventory, furniture, fixtures, equipment, machinery, Improvements, computers, Software, information systems, vehicles and other tangible personal property used or useable in the operation of the Acquired Business, including any of the foregoing purchased subject to any conditional sales or title retention agreements in favor of any other Person, including without limitation, the items listed in the DISCLOSURE SCHEDULES:

         (c)      all Intellectual Property;

         (d)      all iTendant Software;

         (e) all know-how, formulae, product specifications (including compilers, interpreters, system build software, build scripts, test suites, testing tools and documentation, test scripts, bug databases, support tools, revision control systems and environments) that are used by the Seller to build, modify, debug and operate the iTendant Software, procedures, reports, computer programs (source code and object code) or programming and/or material documentation, manuals, charts, specifications, database architecture, templates, system models, diagrams, descriptions, screen displays, schematics, blueprint drawings, tapes, listings, inventions, designs, patterns, records, marketing research, package designs, trade secrets and Confidential Information developed by the Seller, and any other materials relating to the iTendant Software, Intellectual Property or the Acquired Business of the Seller (collectively, the "TRADE SECRETS")

         (f) all of the Seller' right, title and interest in, to and under all executory Contracts which relate to the operation of the Acquired Business or relate to the Acquired Assets, including those set forth in the DISCLOSURE SCHEDULES (collectively, the "ASSIGNED CONTRACTS");

         (g) choses in action, causes of action, suits, proceedings, claims and demands, whether known or unknown, matured or unmatured, accrued or contingent, against third parties;

         (h) all licenses, permits, orders and approvals from any Governmental Authority;

         (i) telephone and facsimile numbers, email addresses, domain names, websites, post office boxes, stationery, forms, labels, shipping material, supplies, catalogs, brochures, art work, photographs, and advertising and promotional materials;

         (j) all escrowed funds, funds held in trust, other funds belonging to third parties, and all documents and instruments related thereto, including, without limitation, any cash or cash equivalents relating to future commissions owed to others, whether in the Seller's possession or the possession of third parties;

         (k) all cash and cash equivalents, including without limitation, all bank accounts, cash, securities, investments of the Seller in mutual funds, treasury funds, money market funds, certificates of deposit and other similar investment instruments (whether negotiable or non-negotiable), owned by the Seller on the Closing Date, and earnings thereon; and

         (l) all other assets, costs and estimated earnings in excess of billings, prepaid expenses, advances and deposits of every kind and nature of the Acquired Business, except to the extent expressly excluded in Paragraph 1.2.

         1.2 EXCLUDED ASSETS. Notwithstanding anything in this Agreement to the contrary, the Acquired Assets shall not include (collectively, the "EXCLUDED ASSETS"):

         (a) any right, title or interest of the Seller under or related to this Agreement and the Other Agreements including, without limitation, the consideration delivered to the Seller pursuant to this Agreement and any Other Agreements executed in connection herewith;

         (b) the corporate seals, minutes books, stock books, blank share certificates, Tax Returns and other records relating to the corporate organization or Tax reporting of the Seller;

         (c) any licenses, permits, Orders or approvals from any Governmental Authority that are not transferable under applicable Laws;

         (d) the shares of capital stock or other equity interests of any subsidiary of the Seller;

         (e) all of the Seller's insurance policies and rights thereunder, except as set forth in the DISCLOSURE SCHEDULES;

         (f) all personnel records and other records that the Seller is required by Law to retain in its possession;

         (g) all rights in connection with and assets of any Benefit Plan or arrangement of the Seller or any employment, severance, consulting, change-in-control or similar agreement, except as set forth in the DISCLOSURE SCHEDULES;

         (h) that certain Dell Optiplex Computer3dz8101 used in the accounting department of the Seller;

         (i)      that certain IBM laptop personal computer used by Nick Owen;
and

         (j) any right, title and interest to certain personal property owned by certain of the employees of the Seller as set forth on the DISCLOSURE SCHEDULES.

2.       CONSIDERATION; ASSUMPTION OF LIABILITIES

         2.1      CONSIDERATION.

         (a) General. In consideration of the sale, assignment, transfer and conveyance of the Acquired Assets, and in reliance upon the covenants, representations and warranties made herein by the Seller, (i) Parent and Purchaser shall deliver the Purchase Price, (ii) Purchaser shall deliver the Fiscal Earn-Out Amount (if and only if earned and due) and (iii) Purchaser shall assume the Assumed Liabilities. The "PURCHASE PRICE" shall be equal to $1,000,000, payable at Closing in the following manner:

                  (i) Five Hundred Thousand Dollars ($500,000) (the "CASH CONSIDERATION") delivered in the following manner:

                           (A)      Four Hundred Five Thousand Dollars
                  ($405,000) in cash to the Seller to the account set forth in the DISCLOSURE SCHEDULES; and

                           (B) Fifty Five Thousand Dollars ($55,000) in cash to the respective accounts of the following parties set forth in the DISCLOSURE SCHEDULES as follows:

                                       3

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                                    (1)      Twenty Seven Thousand Five Hundred
                                    Dollars ($27,500) by wire transfer to
                                    iTendant Investors, LLC ("INVESTORS LLC") in full satisfaction of Seller's outstanding debt to Investors LLC under that certain Bridge Note dated January 31, 2004.

                                    (2)      Twenty Seven Thousand Five Hundred
                                    Dollars ($27,500) to James P. Hassett in full satisfaction of Seller's outstanding debt to James P. Hassett with respect to the January 31, 2004 advance to the Seller by James P. Hassett in the principal amount of $25,000 under that certain Bridge Note dated January 31, 2004.

                           (C) Subject to PARAGRAPHS 2.5 and 2.6(c), Forty Thousand Dollars ($40,000) of the Purchase Price (the "WORKING CAPITAL HOLDBACK") shall be withheld from the payment of the Purchase Price for a period not to exceed ninety (90) days for the purpose of providing Purchaser with a source of security for the delivery of certain funds, as described in PARAGRAPHS
                  2.5 and 2.6(c), by the Seller to Purchaser at Closing. The Working Capital Holdback portion of the Purchase Price that becomes due and payable shall be promptly paid in accordance with PARAGRAPHS 2.5 and 2.6.

                  (ii) Subject to PARAGRAPH 7.3, that certain number of whole unregistered shares of the Common Stock, whose aggregate value (as calculated in accordance with the next sentence) equals $500,000 (with any partial shares that would otherwise be issued being rounded up to a whole share) (the "STOCK CONSIDERATION"). The calculation in the preceding sentence shall be based upon a per share value equal to the average of the closing prices, without regard to trading volume, for shares of the Common Stock on the Nasdaq National Market as reported on the Internet website "www.nasdaq.com," or if such website is unavailable, as reported in The Wall Street Journal, for each of the thirty (30) days upon which the Common Stock has traded immediately preceding the third (3rd) Business Day before the Closing Date.

         (b)      Earn-Out.

                  (i) Subject to PARAGRAPH 2.1(b)(ii) regarding the Total Earn-Out Amount, for each of the annual periods (each, and only these periods, a "FISCAL PERIOD") commencing: (a) May 1, 2004 and ending April 30, 2005; (b) May 1, 2005 and ending April 30, 2006; (c) May 1,
         2006 and ending April 30, 2007; and (d) May 1, 2007 and ending April 30, 2008, Parent will pay the Seller an earn-out amount only if earned and due for such Fiscal Period (the earn-out amount for each Fiscal Period, a "FISCAL EARN-OUT AMOUNT"), which shall be calculated and paid as follows:

                           (A) If the iTendant Software Revenues for a Fiscal Period is equal to or less than $1,500,000, the Seller shall be entitled to no

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                  Fiscal Earn-Out Amount for such Fiscal Period.

                           (B) If the iTendant Software Revenues for a Fiscal Period exceed $1,500,000, Purchaser shall pay the Seller $0.10 for each whole dollar of iTendant Software Revenue for such Fiscal Period that exceeds the amount of $1,500,000 and is less than or equal to $3,000,000.

                           (C) If the iTendant Software Revenues for a Fiscal Period exceed $3,000,000, then in addition to the amounts payable pursuant to PARAGRAPH 2.1(b)(i)(B) above, Purchaser shall pay the Seller $0.12 for each whole dollar of iTendant Software Revenue for such Fiscal Period that exceeds the amount of $3,000,000 and is less than or equal to $5,000,000.

                           (D) If the iTendant Software Revenues for a Fiscal Period exceed $5,000,000, then in addition to the amounts payable pursuant to PARAGRAPHS 2.1(b)(i)(B) and 2.1(b)(i)(C) above, Purchaser shall pay the Seller $0.14 for each whole dollar of iTendant Software Revenue for such Fiscal Period that exceeds the amount of $5,000,000.

                  (ii) In no event shall the sum of the Fiscal Earn-Out Amounts (such sum, the "TOTAL EARN-OUT AMOUNT") exceed the aggregate amount of $1,500,000. If the Total Earn-Out Amount has been earned and paid, Purchaser's obligation hereunder shall have been satisfied. Accordingly, Purchaser shall have no further obligation to account for iTendant Software Revenues.

                  (iii) Within thirty (30) days of the date Parent receives from its certified public accountants their audit opinion with respect to Parent's audited financial statements for each Fiscal Period, Parent or Purchaser shall prepare and provide to the Seller a report (the "EARN-OUT REPORT") stating the Fiscal Earn-Out Amount, if any, and explaining in reasonable detail its calculation. Seller shall have thirty (30) days to object in good faith in a writing delivered to Parent and Purchaser to any aspect of the Earn-Out Report. Such writing shall set forth Seller's specific objections to the Earn-Out Report and the calculation of the Fiscal Earn-Out Amount. If Seller does not object within such time period, the Earn-Out Report shall become final and binding upon the parties, and Purchaser shall thereafter promptly pay to the Seller the Fiscal Earn-Out Amount indicated in the Earn-Out Report, if any. If Seller objects in writing in a timely fashion, the parties shall endeavor in good faith to resolve such dispute. If the parties are unable to resolve the dispute within fifteen (15) Business Days after delivery of Seller's written objection (or such longer period as mutually agreed to by the parties), such dispute shall be resolved by a mutually acceptable accounting firm of national standing in the United States, provided, however, there shall be excluded from such role the parties' regular accounting firms, any accounting firms involved in the review of the Seller prior to the consummation of the transactions contemplated by this Agreement and any accounting firms involved in the preparation, review or audit of the Earn-Out Report. The fees and expenses of such firm will be paid by the party that does not prevail in such resolution by the accounting firm and as directed by such firm as part of its determination.

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

                  (iv) Payment of any Fiscal Earn-Out Amount is conditioned Seller not having breached this Agreement or any Other Agreement to which the Seller is a Party.

                  (v) The term "ITENDANT SOFTWARE REVENUES" shall mean revenues recognized and calculated in accordance with GAAP derived directly from sales or licenses of iTendant Software to third parties, including all improvements, enhancements, updates, upgrades, corrections or modifications made to the iTendant Software; provided however, there shall be excluded from iTendant Software Revenues any revenues: (A) derived from sales or licenses by employees of Purchaser, who are also shareholders of the Seller, related to any beneficiary of any Fiscal Earn-Out Amount, or otherwise considered beneficiaries of any Fiscal Earn-Out Amount, at prices not either (1) approved in writing in advance by the President of Purchaser or other officer as designated by Purchaser; or (2) in accordance with the then-current standard pricing guidelines for the iTendant Software as established by the President of Purchaser or other officer designated by Purchaser;
         (B) derived from sales or licenses of software other than (1) the iTendant Software; or (2) software developed using significant components of the iTendant Software design or code; (C) derived from consulting and other services substantially similar to those performed currently by Purchaser, excluding software revenues, that are related to Purchaser's maintenance and engineering expertise and that may be performed in conjunction with the sale or license of iTendant Software;
         (D) derived from consulting, engineering and other services performed by the Purchaser that are not directly related to the configuration, implementation and support of the iTendant Software; and (E) related to any products or services to which former Seller personnel may contribute to developing but that do not use or directly replicate significant components of the design or code of the iTendant Software.

         For the avoidance of doubt, iTendant Software Revenues shall include revenues derived from consulting and other services related to the iTendant Software that are substantially similar to those currently performed by the Seller that are related to the Seller's expertise in the iTendant Software.

         (c) Arm's Length Transaction. The parties acknowledge that the total consideration and the other terms of this Agreement were negotiated on an arm's-length basis.

         2.2 ASSUMPTION OF CERTAIN LIABILITIES. Except as provided in PARAGRAPH 2.3, Purchaser agrees to assume on the Closing, and to pay or perform, in accordance with their terms, only the following fixed and determinable obligations and liabilities of the Seller relating to the Acquired Business and the Acquired Assets (collectively the "ASSUMED LIABILITIES"):

         (a) all obligations of the Seller under the Assigned Contracts listed in the DISCLOSURE SCHEDULES, in each case, arising and to be performed only after the Closing, and excluding any obligations thereunder arising or to be performed prior to the Closing; provided, however, that Purchaser will not assume any obligation or liability resulting from or arising out of any penalty, default, breach, performance or non-performance by the Seller under or with respect to any of the Assigned Contracts;

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

         (b) except for any obligations paid by Purchaser in accordance with PARAGRAPH 2.1(a)(i)(B), all obligations of the Seller with respect to accounts payable, accrued expenses, accrued commissions relating to accounts receivable not yet collected, and deferred revenue, and up to a maximum of $25,000 (plus $2,500 in accrued interest) in debt with respect to the March 25, 2004 advance under that certain Bridge Note dated as of January 31, 2004 made in favor of James P. Hasett, to the extent reflected on, reserved against or accrued on the Reference Date Balance Sheet, plus any additional amounts of such Liabilities only to the extent they were incurred since the Reference Date in accordance with GAAP and in the ordinary course of business consistent with the Seller's past experience during the periods covered by the Financial Statements; provided, however, Purchaser shall not assume any Excluded Liability, irrespective of whether it is included in the Reference Date Balance Sheet; and

         (c) unpaid compensation for (i) accrued vacation as of the Closing Date not yet recorded on the Reference Date Balance Sheet, (ii) accrued payroll, including all FICA and FUTA associated therewith, for the time period of March 31, 2004 to, but not including, the Closing Date, and (iii) all other unpaid compensation for the Employees, in each case, only to the extent set forth on the DISCLOSURE SCHEDULES, and expressly excluding any compensation related to options and warrants to acquire stock of the Seller.

         2.3 OBLIGATIONS NOT ASSUMED. Except for the Assumed Liabilities, Purchaser shall not assume any obligation or liability of the Seller of any kind, and the Seller shall pay, satisfy and perform on a timely basis in accordance with their respective terms all of its obligations, other than the Assumed Liabilities, whether fixed, contingent, known or unknown, and whether existing as of the Closing or arising thereafter. Without limiting the generality of the foregoing, under no circumstances shall Purchaser be deemed to assume any liability or obligation of the Seller arising out of or relating to any of the following (collectively, the "EXCLUDED LIABILITIES"):

         (a) any actual or alleged tortious conduct of the Seller or any of its employees or agents, any claim against the Seller for breach of any Contract or any claim predicated on fraud or strict liability or any similar legal theories;

         (b) any failure to comply with any applicable Law prior to the Closing (including, without limitation, any antitrust Law or Environmental Law, and any Laws concerning leased employees or similar arrangements), or any losses or expenses due that are incurred prior to the Closing or that are incurred after the Closing as a result of events occurring or acts or omissions existing prior to the Closing (whether or not such losses, expenses or events have been reported or claimed as of the Closing), including, without limitation, workers compensation claims and any losses or expenses which (as a result of deductibles, policy exclusions, retroactively rated policy adjustments, premium audits, penalty charges, policy limits or otherwise) are not fully covered by insurance policies of the Seller in effect as of the Closing Date;

         (c) any business or business activity of the Seller that is not part of the Acquired Business or any asset that is not an Acquired Asset;

         (d) any Lien on any Acquired Asset, except for the Permitted Encumbrances;

         (e) any Liability for expenses (including, without limitation, fees and expenses of the Seller's agents, brokers, investors, finders, financial advisors, representatives, accountants and counsel) or Taxes, if any, in connection with, resulting from or arising out of the negotiation, authorization, preparation, execution and performance of this Agreement or the transactions contemplated hereby;

         (f) any Liability of the Seller for any Taxes for periods ending on or prior to the Closing Date payable by the Seller, except for any withholding taxes assumed by Purchaser pursuant to PARAGRAPH 2.2(c);

         (g) any Liability of the Seller under or arising by reason of this Agreement;

         (h) except as set forth in the DISCLOSURE SCHEDULES any Liability of the Seller to Related Parties or its employees (including, without limitation, any note, interest or other payable due to Seller's stockholders or employees, including, without limitation, the amount shown as "employee notes" and "note payable - deferred salaries" on the Reference Date Balance Sheet);

         (i) any Liability of the Seller under an Assigned Contract resulting from any penalty, late fee, default, breach, performance or non-performance by the Seller, including, without limitation, the payment of any amounts that may be due and owing by the Seller as of the Closing Date to any party of such Assigned Contract that has not been paid by the Seller as of the Closing Date, including without limitation past due rent or lease payments or license fees and associated late fees, penalties, interest or Taxes with respect to any real or personal property occupied or operated by the Seller (including without limitation leased offices, equipment and Software);

         (j) any Benefit Plan or other employee-related arrangement of the Seller except as otherwise provided in the DISCLOSURE SCHEDULES. Purchaser shall assume no Liabilities with respect to the welfare, medical, dental, vision, and cafeteria plans for any act or failure to act that occurred prior to the Closing Date;

         (k) any employment, severance, change-in-control, consulting or similar agreement between the Seller and other Persons;

         (l) all options and securities to acquire stock of the Seller, including options granted under the iTendant, Inc. 2000 Stock Option Plan;

         (m) any COBRA continuation coverage to qualified beneficiaries (within the meaning of COBRA) with respect to a qualifying event (within the meaning of COBRA) occurring prior to the Closing Date, or with respect to a qualifying event occurring after the Closing Date which extends the COBRA continuation period for any of such qualified beneficiaries, which liabilities shall include, without limitation, any future premium increases with respect to health benefits attributable to the experience of the Purchaser with respect to the qualified beneficiaries referred to in this clause (m) and any claims paid by Purchaser in excess of the premiums paid for COBRA by such qualified beneficiaries;

         (n)      any Liability relating to an Excluded Asset;

         (o) any Liability or obligation of the Seller to distribute to any stockholder or other Person all or any part of the Stock Consideration (including any dividends or distributions related thereto), Cash Consideration, or Fiscal Earn-Out Amount, if any;

         (p) any Liability of the Seller for accrued or declared dividends or distributions;

         (q) any Liability for unpaid compensation, unless expressly assumed as set forth in PARAGRAPH 2.2(c);

         (r) any Liability under that certain Bridge Note dated as of January 31, 2004 made in favor of Investors LLC and with respect to the January 31, 2004 advance under that certain Bridge Note dated January 31, 2004 in favor of James P. Hassett;

         (s) any Liability not reflected on, reserved against or accrued on the Reference Date Balance Sheet or incurred since the Reference Date otherwise than in accordance with GAAP and/or otherwise than in the ordinary course of business consistent with the Seller's past experience during the periods covered by the Financial Statements (except as expressly provided in PARAGRAPH 2.2(a), but giving effect to all other provisions of this PARAGRAPH 2.3); and

         (t) Notwithstanding any other provision of this Agreement, the obligations of the Seller pursuant to this Paragraph shall survive the Closing and the transactions contemplated by this Agreement. To the extent Purchaser pays or satisfies any Excluded Liabilities, then the Seller shall reimburse Purchaser promptly upon request.

         2.4 ALLOCATION OF CONSIDERATION. The Purchase Price and Earnout Consideration, if any, shall be allocated for all Tax purposes in accordance with the DISCLOSURE SCHEDULES. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in the DISCLOSURE SCHEDULES for all Tax purposes and in any and all filings, declarations and Reports with the Internal Revenue Service and state Tax authorities in respect thereof, including the reports required to be filed under
Section 1060 of the Code, if applicable, it being understood that Parent or Purchaser shall prepare and deliver Form 8594 to the Seller within sixty (60) days after the Closing Date if such form is required to be filed. In any Action related to the determination of any Tax, no party to this Agreement shall contend or represent that such allocation is not a correct allocation.

        2.5 INITIAL WORKING CAPITAL ADJUSTMENT. At the Closing, the Seller shall deliver to Purchaser a balance sheet of the Seller as of the time immediately prior to the Closing prepared in accordance with Seller's past practices (the "INTERIM BALANCE SHEET"). The line items and other characteristics of the Interim Balance Sheet shall be prepared and calculated consistently with the Reference Date Balance Sheet. Within seven (7) days after the Closing Date, Purchaser shall have reviewed such Interim Balance Sheet and made its own calculation of the Working Capital delivered at Closing by the Seller in the same manner calculated in PARAGRAPH 2.6(c)(i). The Seller's Working Capital determined at such time in the Interim Balance Sheet shall be at least $14,832. If the Working Capital determined at such time in the Interim Balance Sheet is less than or equal to $14,832, there shall be no Excess and no adjustment to the Working Capital Holdback shall be made at such time. If the Working Capital determined at such time in the Interim Balance Sheet is greater than $14,832, then Purchaser shall promptly pay the Seller the

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amount in excess of $14,832 up to a maximum amount of $20,000 (the "EXCESS");
provided, however, that if the amount of deferred revenues on the Interim Balance Sheet exceeds the amount of deferred revenues on the Reference Date Balance Sheet, there shall be no Excess and no adjustment to the Working Capital Holdback shall be made at such time.

         2.6      FINAL WORKING CAPITAL ADJUSTMENT.

         (a) Preliminary Closing Balance Sheet. Within thirty (30) days after the Closing Date, the Seller shall have prepared and delivered to Purchaser a balance sheet of the Seller as of the time immediately prior to the Closing prepared in accordance with past practices (such balance sheet being referred to as the "PRELIMINARY CLOSING BALANCE SHEET"). The line items and other characteristics of the Preliminary Closing Balance Sheet and Final Closing Balance Sheet shall be prepared and calculated consistently with the Reference Date Balance Sheet.

         (b) Final Closing Balance Sheet. Purchaser shall have fifteen (15) days following receipt of the Preliminary Closing Date Balance Sheet in which to notify the Seller of any dispute, disagreement or requested clarification ("DISPUTE") of any item contained therein, which notice shall set forth in reasonable detail the basis for such Dispute. Purchaser and Seller shall cooperate in good faith to resolve any Dispute as promptly as possible, and upon such resolution, the Preliminary Closing Balance Sheet shall be revised in accordance with the agreement of Purchaser and the Seller, and shall thereupon become the "FINAL CLOSING BALANCE SHEET," and shall become final and binding upon the parties.

                  (i) If the Purchaser does not notify the Seller of any Dispute within such fifteen (15) day period, the Preliminary Closing Balance Sheet shall be deemed to be the Final Closing Balance Sheet without revision or change, and shall become final and binding upon the parties.

                  (ii) If the Purchaser and Seller are unable to resolve any such Dispute, such Dispute shall be resolved by a mutually acceptable accounting firm of national standing in the United States, provided, however, there shall be excluded from such role the parties' regular accounting firms, any accounting firms involved in the review of the Seller prior to the consummation of the transactions contemplated by this Agreement and any accounting firms involved in the preparation, review or audit of the Preliminary Closing Balance Sheet. The fees and expenses of such firm will be paid by the party who does not prevail in such resolution by the accounting firm or as directed by the accounting firm.

         (c) Post-Closing Adjustment. The following adjustments shall be in made in the order in which they appear.

                  (i) If the difference between the total current assets of the Seller and the Seller's Current Cash Liabilities as set forth in the Final Closing Balance Sheet and calculated in accordance with the principles set forth on SCHEDULE A ("WORKING CAPITAL") is less than $14,832, the Purchase Price and Working Capital Holdback shall be reduced, on a dollar-for-dollar basis up to the Working Capital Remainder, by an amount equal to the difference between $14,832 and the Working Capital (the "WORKING

         CAPITAL SHORTFALL"). If the Working Capital Shortfall exceeds the Working Capital Remainder, the Seller shall promptly indemnify Purchaser for such amount, first with any Excess the Seller received, and second, with the Escrow Fund. The amount equal to the difference between the Working Capital Remainder and the Working Capital Shortfall (which must be a positive amount), if any, shall be promptly paid by Purchaser to the Seller.

                  (ii) If the difference between the total current assets of the Seller and the total current liabilities of the Seller as set forth in the Final Closing Balance Sheet and calculated in accordance with the principles set forth on SCHEDULE A and with the addition of the deferred revenue items referenced on SCHEDULE B (the "NET CURRENT ASSETS") is less than $(82,873), the Working Capital Holdback and Purchase Price shall be reduced, on a dollar-for-dollar basis up to the Working Capital Remainder, by an amount equal to (x) the difference between $(82,873) and the Net Current Assets minus (y) any Working Capital Shortfall (the "NET CURRENT ASSETS SHORTFALL"). If the Net Current Assets Shortfall exceeds the Working Capital Remainder, the Seller shall promptly indemnify Purchaser for such amount, first with any Excess the Seller received, and second, with the Escrow Fund. The amount equal to the difference between the Working Capital Remainder and the Net Current Assets Shortfall (which must be a positive amount), if any, shall be promptly paid by Purchaser to the Seller.

3.       CLOSING

         3.1 CLOSING. The consummation of the transactions contemplated in this Agreement (the "Closing") shall take place at the offices of Kilpatrick Stockton LLP, 1100 Peachtree Street, Atlanta, Georgia, at 10:00 a.m., Atlanta time, on the Closing Date, or at such other place and time as the parties shall mutually agree.

3.2      TRANSACTIONS AND DOCUMENTS AT CLOSING.

         (a) Parent and Purchaser's Deliveries. At the Closing, upon satisfaction or waiver of the conditions set forth in this Agreement, Parent and Purchaser shall deliver to the Seller: (i) the Cash Consideration in accordance herewith, (ii) the Stock Consideration in accordance herewith, and (iii) the documents described in the DISCLOSURE SCHEDULES. Remission of the Stock Consideration shall be deemed to have been made when Parent causes a letter of instruction to be transmitted to Parent's transfer agent and registrar at the Closing instructing such transfer agent and registrar to issue a certificate representing the Stock Consideration, and mail the same to the Escrow Agent to hold in accordance with the Escrow Agreement.

         (b) Seller's Deliveries. At the Closing, the Seller shall execute and deliver to Parent and Purchaser the documents described in the DISCLOSURE SCHEDULES.

         (c) Interdependence. All deliveries, payments, and other transactions and documents relating to the Closing shall be interdependent, and none shall be effective unless and until all are effective (except to the extent that the party entitled to the benefit thereof has waived in writing satisfaction or performance thereof as a condition precedent to Closing).

4.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

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

         The Seller has delivered to Parent and Purchaser the disclosure schedules attached hereto (the "DISCLOSURE SCHEDULES") which contain certain information regarding the Seller. The information contained in the DISCLOSURE SCHEDULES shall be deemed to be part of and qualify only those paragraphs of this Agreement which correspond to or are referred to in the sections of the DISCLOSURE SCHEDULES. Any paragraph of this Agreement may be qualified by specific facts described in a corresponding section of the DISCLOSURE SCHEDULES, whether or not a specific reference to the DISCLOSURE SCHEDULES is made in the applicable paragraph of this Agreement. In addition to the DISCLOSURE SCHEDULES, the Seller has delivered to Parent and Purchaser certain documents and materials as a part of Parent's and Purchaser's due diligence investigation, and the DISCLOSURE SCHEDULES and all such documents and materials are or were true, correct and complete as of the date furnished, and any and all modifications or amendments thereto have been or will be delivered to Parent or Purchaser prior to Closing. To induce Purchaser and Parent to enter into and perform this Agreement, the Seller represents and warrants to Purchaser and Parent as follows:

         4.1      ORGANIZATION, AUTHORITY AND QUALIFICATION.

         (a) The Seller is a corporation duly organized and validly existing under the Laws of the State of Delaware. The Seller has offices and places of business at the locations specified in the DISCLOSURE SCHEDULES. The Seller has full corporate power and authority and is entitled to own or lease its properties and to carry on its business as and in all places where such business is conducted and such properties are owned or leased. The Seller is qualified as a foreign corporation to conduct business in Georgia and is not required to be qualified as a foreign corporation in any other jurisdiction where the failure to qualify would have a material adverse effect on the Business or Acquired Business. The Seller has previously furnished to Parent and Purchaser true, correct and complete copies of its Organizational Documents. The Seller has previously furnished to Parent and Purchaser true, correct and complete copies of: (i) the minutes and other similar records of meetings of its stockholders and board of directors, which contain all records of meetings and actions taken in lieu thereof by the Seller's stockholders and directors and show all corporate actions taken by the Seller's stockholders, the board of directors, and any committees thereof, and (ii) the share transfer records, which reflect fully all issuances, transfers and redemptions of the Seller's shares since the date of its incorporation.

         (b) The Seller has the full corporate power and authority to execute, deliver and perform this Agreement and any other agreements or instruments contemplated by this Agreement (the "OTHER AGREEMENTS") to which it is a party. This Agreement has been and the Other Agreements have been duly and validly executed and delivered by the Seller and constitute the valid and legally binding obligations of the Seller, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

         4.2 OWNERSHIP OF SHARES; SUBSIDIARIES. Effective with the filing of the Certificate of Amendment to the Seller's Certificate of Incorporation (the "CERTIFICATE OF AMENDMENT") AT or prior to the Closing:

         (a) The total authorized capital stock of the Seller is One Hundred Fifty Million (150,000,000) shares, consisting of the following: (i) Ninety-Three Million, One Hundred

Thousand (93,100,000) shares of common stock having a par value of $0.001 per share ("ITENDANT COMMON STOCK"); (ii) Three Million, Seven Hundred Thousand (3,700,000) shares of Series A Convertible Preferred Stock having a par value of $0.001 per share ("SERIES A PREFERRED STOCK"); (iii) One Million, Nine Hundred Thousand (1,900,000) shares of Series B Convertible Preferred Stock having a par value of $0.001 per share ("SERIES B PREFERRED STOCK"); (iv) Fifty-One Million, Three Hundred Thousand (51,300,000) shares of Series C Convertible Preferred Stock having a par value of $0.001 per Share ("SERIES C PREFERRED STOCK"), of which Fifteen Million, Eight Hundred Fifty Thousand (15,850,000) shares shall be designated Series C (Class 1) Convertible Preferred Stock ("SERIES C CLASS 1 STOCK") and Thirty-Five Million, Four Hundred Fifty Thousand (35,450,000) shares should be designated Series C (Class 2) Convertible Preferred Stock ("SERIES C CLASS 2 STOCK", together with the iTendant Common Stock, Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock, the "SHARES").

         (b) Except as set forth in the DISCLOSURE SCHEDULES, all of the outstanding Shares are duly authorized, validly issued, fully paid and nonassessable and were authorized, offered, issued and sold in accordance with all applicable securities and other Laws and all rights of the Seller's stockholders and other Persons. No Person has any preemptive rights with respect to the Shares. Except as set forth in the DISCLOSURE SCHEDULES, there are no outstanding securities convertible into the capital stock or rights to subscribe for or to purchase, or any options for the purchase of, or any agreements or arrangements providing for the issuance (contingent or otherwise) of, or any Actions relating to, the capital stock of the Seller. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Seller. Except as set forth in the DISCLOSURE SCHEDULES, the Seller is not subject to any obligation to repurchase or otherwise acquire or retire any of its capital stock, and the Seller has no Liability for dividends declared or accrued, but unpaid, with respect to its capital stock. Except as set forth in the DISCLOSURE SCHEDULES, the Seller has not purchased or redeemed any of its capital stock and has not paid any dividend or made any other payment to any of the stockholders or other Related Parties within the past two (2) years.

         (c) The Seller has no subsidiaries, and does not own or have an interest, direct or indirect, or any commitment to purchase or otherwise acquire, any capital stock or other equity interest, direct or indirect, in any other Person.

         4.3 INCONSISTENT OBLIGATIONS. The execution, delivery and performance of this Agreement and the Other Agreements to which the Seller is a party will not: (a) result in a violation of the Seller's Organizational Documents or any Law; or (b) subject to obtaining the consents set forth in the DISCLOSURE SCHEDULES pursuant to PARAGRAPH 4.4, result in a breach of, conflict with, or default under any term or provision of any Contract or any Order, to which the Seller is a party, or by which it, or any of its assets and properties, is subject or bound; nor will such actions result in: (i) the creation of any Lien on any of the Seller's assets or properties; or (ii) the acceleration or creation of any Liability of the Seller.

         4.4 CONSENTS. Except as set forth in the DISCLOSURE SCHEDULES, the execution, delivery and performance by the Seller of this Agreement and the Other Agreements to which it is a party, and the consummation of the transactions contemplated herein and therein does not: (a) require the consent, approval or action of, or any filing with or notice to any Governmental

Authority or other Person; or (b) impose any other term, condition or restriction on Purchaser pursuant to any business combination or takeover Law. All such Consents noted in the DISCLOSURE SCHEDULES have been duly and validly made or obtained.

         4.5 No VIOLATION; COMPLIANCE WITH LAWS. The Seller is not in default under or in violation of: (a) its Organizational Documents or (b) any Order. The operations of the Seller and its predecessors have been conducted in compliance with all applicable Laws. The Seller is not aware of any asserted past or present failure by the Seller to comply with any applicable Law.

         4.6 POSSESSION OF LICENSES. The Seller possesses all franchises, certificates, licenses, bonds, permits, and other authorizations from all applicable Governmental Authorities, and all other Persons, free from burdensome restrictions, that are necessary for the ownership, maintenance, and operation of its properties and assets, and the conduct of its business, and the Seller is not in violation thereof.

         4.7      FINANCIAL CONDITION.

         (a) The Disclosure Schedules contain the unaudited financial statements of the Seller, consisting of a balance sheet (the "BALANCE SHEET") and the related statements of operations, changes in stockholders' equity, and of cash flows, together with any related notes and schedules for the periods as at and ending December 31, 2002 and December 31, 2003; and such unaudited financial statements being referred to collectively in this Agreement as the "UNAUDITED FINANCIAL STATEMENTS"). The Unaudited Financial Statements present fairly in all material respects the financial condition of the Seller as at the respective dates thereof and the results of their operations and cash flows for the periods then ended, and are complete and consistent with the books and records of the Seller. The Disclosure Schedules contain an unaudited balance sheet ("REFERENCE DATE BALANCE SHEET", together with the Unaudited Financial Statements, the "FINANCIAL STATEMENTS") dated as of March 25, 2004 (the "REFERENCE DATE"). The Reference Date Balance Sheet presents fairly in all material respects the financial position of the Seller for the period as at and then ended, and is complete and consistent with its books and records. The Seller has never been required to file any forms, notifications or reports with the Securities and Exchange Commission which it has not filed.

         (b) Prior to the Closing, the Seller delivered to Parent and Purchaser a statement or listing of the Seller's current liabilities and total current assets as of a date within three (3) days prior to the Closing Date. Such statement or listing is true and correct in all respects.

         4.8 LIABILITIES. The Seller has no Liabilities, except: (i) those reflected on the Reference Date Balance Sheet; (ii) Liabilities incurred since the Reference Date in accordance with GAAP and in the ordinary course of business consistent with the Seller's past experience during the periods covered by the Financial Statements (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of representation or warranty, tort, product liability, infringement or violation of Law or Order); and (iii) that certain prepayment Liability in the name of Childress Klein Properties for $14,000 of preventive maintenance implementation services, which the Seller is currently performing and has yet to complete.

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

         4.9 TITLE TO PROPERTIES. The Seller has good and complete title to all properties and assets reflected in the Reference Date Balance Sheet, except immaterial assets which have been disposed of in the ordinary course of business since the Reference Date, and all other properties and assets necessary to conduct its business as currently being conducted and as conducted during the periods covered by the Financial Statements, free and clear of Liens, except for Permitted Encumbrances.

         4.10 RECEIVABLES. Except as set forth on the DISCLOSURE SCHEDULES, all notes and accounts receivable shown on the Reference Date Balance Sheet and all such receivables now held by the Seller are valid and collectible obligations, and were not and are not subject to any offset or counterclaim, except for amounts reserved against such receivables which are reflected on the Reference Date Balance Sheet (which reserves are adequate and calculated consistent with past practice).

         4.11     PERSONAL PROPERTY.

         (a) All furniture, fixtures, equipment, machinery, leasehold improvements, computers, Software, information systems, vehicles, and other tangible personal property, which are owned or leased by the Seller, are in good condition and repair, subject to normal wear and tear, suited for the use intended, and are and have been used in conformity with all applicable Laws. There are no defects or conditions which would cause such tangible personal property to be or become inoperable or unsafe.

         (b) All lessors of machinery, equipment or other tangible personal property leased by the Seller have performed and satisfied their respective duties and obligations under such leases. The Seller has not brought or threatened any Action against any such lessor for failure to perform and satisfy its duties and obligations thereunder.

         4.12     REAL PROPERTY.

         (a) The Seller owns no real property. Each parcel or tract of real property or portion of a facility located thereon which is used by the Seller in its business (the "LEASED REAL PROPERTY") is subject to a written lease or sublease to which the Seller is a party as lessee or sublessee (individually a "REAL PROPERTY LEASE"). All such Real Property Leases are valid and in full force and effect, in accordance with their terms. The Seller has previously furnished Purchaser with true, correct and complete copies of all Real Property Leases. There is not, with respect to any Real Property Lease: (i) any default by the Seller, or any event of default or event which with notice or lapse of time, or both, would constitute a default by the Seller; or (ii) to the knowledge of the Seller, any existing default by any other party to any Real Property Lease, or event of default or event which with notice or lapse of time, or both, would constitute a default by any other party to any Real Property Lease.

         (b) The Seller has the exclusive right of possession of its Leased Real Property.

         (c) The present use, occupancy and operation of the Leased Real Property, and all aspects of the Improvements to the Leased Real Property, are in compliance with all Laws and private restrictive covenants. All Improvements are in good condition and repair, and are suited for the operation of the Seller's business.

         (d) The Seller has not caused or contracted for any work or Improvements to be performed upon or made to any of the Leased Real Property for which there remains outstanding any payment obligation that would or might serve as the basis for any Lien in favor of any Person who performed or will perform the work.

         (e) All requisite certificates of occupancy and other permits and approvals required with respect to the Leased Real Property or the Improvements, and the use, occupancy and operation thereof, have been obtained and paid for and are currently in effect, and free of any Lien.

         4.13     INTELLECTUAL PROPERTY.

         (a) The Disclosure Schedules contain a complete and accurate list and summary description, including any royalties paid or received by Seller, and the Seller has delivered to Purchaser accurate and complete copies of all written Contracts and summaries of any oral Contracts relating to the Intellectual Property and the Trade Secrets. There are no outstanding and no threatened disputes or disagreements with respect to any such Contract.

         (b)      (i)      The Intellectual Property is all that is necessary
for the operation of the Seller's business as it is currently conducted and currently contemplated to be conducted going forward. The Seller is the owner or licensee of all right, title and interest in and to the Intellectual Property and the Trade Secrets, free and clear of all Encumbrances, and has the right to use without payment to a third party all of the Intellectual Property and the Trade Secrets, other than in respect of licenses listed in the DISCLOSURE SCHEDULES.

                  (ii) Except as set forth on the DISCLOSURE SCHEDULES, all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

                  (iii) To the extent that any of the Intellectual Property, Trade Secrets, and/or rights associated therewith were originally owned or created by or for any third party, including any contractor of the Seller and any predecessor of the Seller: (A) the Seller has a written agreement with such third party or parties with respect thereto, pursuant to which the Seller has obtained complete, unencumbered and unrestricted ownership and is the exclusive owner of, all such Intellectual Property, Trade Secrets, and/or rights associated therewith by valid assignment or otherwise; and (B) the assignment by the Seller to Purchaser hereunder of such Intellectual Property, Trade Secrets and/or rights associated therewith will not violate such third party agreements.

                  (iv) Except as set forth on the DISCLOSURE SCHEDULES, there is no third party software or intellectual property rights incorporated or inherent in or to the iTendant Software that would subject Purchaser to paying any royalties, license fees, or and any other fees.

         (c) (i) The Disclosure Schedules contain a complete and accurate list and summary description of all Patents.

                  (ii) All Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. There is no potentially interfering patent or patent application of any third party.

                  (iv) No Patent is infringed or has been challenged or threatened in any way and none of the products created, developed or sold, nor any process or know-how used by the Seller, infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                  (v) All products created, developed, used or sold under the Patents have been marked with the proper patent notice.

         (d) (i) The DISCLOSURE SCHEDULES contain a complete and accurate list and summary description of all Marks.

                  (ii) All Marks to the extent registered with the United States Patent and Trademark Office are currently in compliance with all applicable Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

                  (iii) No Mark, which has been registered, has been or is now involved in any opposition, invalidation or cancellation Proceeding and, no such action is threatened with respect to any of the Marks.

                  (iv) To the knowledge of the Seller, there is no potentially interfering Mark or Mark application of any other Person.

                  (v) To the knowledge of the Seller, no Mark is infringed, or has been challenged or threatened in any way. To the knowledge of the Seller, none of the Marks used by Seller infringes or is alleged to infringe any trade name, Mark or service mark of any other Person.

                  (vi) All products and materials containing a Mark bear the proper registration notice where permitted by Law.

         (e) (i) The Disclosure Schedules contain a complete and accurate list and summary description of all Copyrights.

                  (ii) All of the registered Copyrights are currently in compliance with all applicable Laws, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of Closing.

                  (iii) To the knowledge of the Seller, no Copyright is infringed, or has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based upon the work of any other Person.

                  (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

         (f) (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                  (ii) The Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by the Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the Seller's standard form, which are being assigned pursuant hereto as Assigned Contracts, and all current and former employees and contractors of Seller have executed such an agreement).

                  (iii) The Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and have not been used, divulged or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

         4.14     CONTRACTS.

         (a) All Assigned Contracts have been entered into in the ordinary course of the Seller's business on commercially reasonable terms. The Assigned Contracts are valid and enforceable in accordance with their terms in a manner that obtains for, or imposes upon, the parties thereto, the benefits and obligations of such Assigned Contracts (subject to applicable bankruptcy, insolvency and other laws affecting the enforceability of creditors rights generally and the discretion of courts in granting or denying equitable remedies), and will continue to be valid and enforceable in such manner following the Closing Date. The Seller and, to the Seller's knowledge, the other party to the Assigned Contract, are in compliance with all requirements that, if not complied with, could be reasonably expected to result in the termination of any Assigned Contract. No Assigned Contract is likely to result in a loss to the Seller upon completion of performance, and all Assigned Contracts can be fulfilled or performed by the Seller in accordance with their respective terms without undue or unusual expenditures of money or effort. All Assigned Contracts are listed on the DISCLOSURE SCHEDULES, and true, correct and complete copies of all Assigned Contracts have been delivered to Parent and Purchaser.

         (b) There are no existing defaults, events of default or events which, with the giving of notice or lapse of time, or both, would constitute a default by the Seller under any Assigned Contract. No event has occurred which may hereafter give rise to any right of termination, acceleration, damages or any other remedy under any Assigned Contract.

         (c) Neither this Agreement nor the Closing has caused or is likely to cause the termination or nonrenewal of any Assigned Contract.

         4.15 INSURANCE. The Seller has obtained and maintains insurance policies which provide adequate coverage to insure its assets, properties and business against such risks and in such amounts as are prudent and customary in the industry in which the Seller operates, and all such policies are in full force and effect. All premiums due on such policies have been paid, and the Seller has not received any notice of cancellation with respect thereto. The Seller has no Liability for premiums or for retroactive premium adjustments for any period.

         4.16 LITIGATION; CONTINGENCIES. No Action is pending or threatened against, by or affecting the Seller or the Acquired Business. There are no unsatisfied judgments or Orders against the Seller to which it or its assets and properties are subject.

         4.17     TAXES.

         (a) Except as set forth on the DISCLOSURE SCHEDULES, the Seller and any entity at any time eligible or required to file a consolidated or combined Tax return with the Seller (individually, an "AFFILIATED ENTITY" and collectively, the "AFFILIATED ENTITIES"), has duly and timely filed all federal, state, municipal, and local Tax returns and reports (including returns for estimated tax), and all reports and returns of all other Governmental Authorities having jurisdiction (collectively, "RETURNS") with respect to all Taxes (including, without limitation, consolidated or combined Tax returns of some or all of the Seller and the Affiliated Entities); all such Returns show the correct and proper amount due; and the Taxes shown on all Returns and all Tax assessments received by the Seller or any Affiliated Entities have been paid to the extent that such Taxes or estimates are due. The Seller has previously provided to Parent and Purchaser true, correct and complete copies of all Returns filed with respect to the two (2) tax years preceding the date hereof. All Taxes imposed on the Seller and its Affiliated Entities by any Governmental Authority (including all deposits in connection therewith required by applicable Law, and all interest and penalties thereon) which have become due and payable by the Seller for all periods through the date hereof have been paid in full. There is not now any assessment or proposed assessment against the Seller or any Affiliated Entity of additional Taxes of any kind. The Seller is not a party to any Tax sharing or Tax allocation agreement, understanding, arrangement or commitment. There is no dispute or Action concerning any Tax Liability of the Seller.

         (b) No party will be liable for any Tax under Section 1374 of the Code in connection with the sale of the Seller's assets. The Seller has not, in the past ten (10) years, (i) acquired assets from another Person in a transaction in which the Seller's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the Acquired Assets (or any other property) in the hands of the transferor.

         4.18     EMPLOYMENT AND LABOR MATTERS.

         (a) The Seller is not and has not been a party to any agreement of any kind which deals with wages, conditions of employment, benefits or other matters affecting the employer/employee relationship with any union, labor organization or employee group. There have been no and are no controversies pending or threatened between the Seller and any union, labor organization or employee group representing, or seeking to represent, any of its employees, and there has been no attempt by any union, labor organization or employee group to organize any of the Seller's employees at any time in the past five (5) years. The Seller has consistently complied and is in compliance in all material respects with all applicable Laws relating to wages, hours, health and safety, payment of social security withholding and other taxes, maintenance of workers' compensation insurance, labor and employment relations and employment discrimination.

         (b) The DISCLOSURE SCHEDULES list all Contracts (written or oral) concerning the employment of any individual by the Seller, including each such individual's title, compensation and duties.

         4.19     EMPLOYEE BENEFIT MATTERS.

         (a) The Disclosure Schedules list all "employee benefit plans" (the "ERISA PLANS") within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended ("ERISA") to which the Seller contributes or is required to contribute and all other Benefit Plans. The Seller is not required to contribute, and has never been required to contribute, to any multi-employer plan within the meaning of Section 3(37)(A) of ERISA. True, correct and complete copies of all Benefit Plans, together with related trusts, insurance contracts, summary plan descriptions, annual reports and Form 5500 filings for the past three years, have been delivered to Parent and Purchaser.

         (b) Each ERISA Plan (i) is in compliance with all applicable provisions of ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996, and all other applicable laws, (ii) has been operated, managed and administered in all respects in accordance with all applicable Laws, and with its governing documents, (iii) has timely filed or distributed all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries, and
(iv) has timely adopted all amendments required to bring the ERISA Plan into conformity with applicable laws, including ERISA and the Code. No Seller, nor any of the directors, officers, employees or agents of the Seller, nor to the Seller's knowledge any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), nor has any such person been involved in or caused a Benefit Plan to be involved in a breach of fiduciary duty under Section 404 of ERISA. Each ERISA Plan that is a group health plan within the meaning of Section 607(1) of ERISA and Section 4980B of the Code has complied with and is in compliance with the continuation coverage requirements of Section 601 of ERISA and Section 4980B of the Code. There are no pending claims or, to the Seller's knowledge threatened claims, by or against any of the Benefit Plans by any employee or beneficiary covered under such Benefit Plan, or by any Governmental Authority or otherwise involving such Benefit Plan or any of its fiduciaries (other than for routine claims for benefits).

         (c) The Seller has no "employee pension benefit plan" within the meaning of Section 3(2) of ERISA. The Seller is not bound to provide, and the Seller does not provide, benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Seller beyond their retirement or other termination of service with the Seller other than as required by applicable Law. Neither this Agreement nor any transaction contemplated hereby will entitle any current or former employee, officer or director of the Seller to severance pay, retirement pay, unemployment compensation or any similar payment.

         (d) All options and other securities granted pursuant to the iTendant, Inc. 2000 Stock Option Plan can be terminated by the Seller without liability to Purchaser or Parent. Neither this Agreement nor any transaction contemplated hereby will entitle any current or former employee or consultant to have any outstanding options to acquire stock of the Seller assumed by or converted into options of Purchaser or Parent.

         (e) Each Benefit Plan that purports to provide benefits which qualify for tax-favored treatment under Sections 79, 105, 106, 117, 120, 125, 127, 129 or 132 of the Code satisfies the requirements of said Section(s).

         (f) Seller does not have any obligations for post-retirement or post-employment benefits under any employee benefit plan that cannot be amended or terminated upon sixty (60) days advance notice, except as required by Section 601 of ERISA and Section 4980(b) of the Code. To the extent Purchaser adopts or continues any Benefit Plan, nothing contained in this Agreement limits or restricts Purchaser's right to amend, modify, or terminate any of such plans in such manner as Purchaser deems appropriate.

         4.20 ENVIRONMENTAL MATTERS. The Seller holds all Environmental Permits necessary for conducting its business and operations and has conducted, and is presently conducting, its business and operations in full compliance with all applicable Environmental Laws and Environmental Permits, including, without limitation, all record keeping and filing requirements. There is no existing or, to the knowledge of the Seller, pending Environmental Law with a future compliance date that will require operational changes, business practice modifications or capital expenditures at any real property (or any other property presently or formerly owned, operated or controlled by the Seller or as to which the Seller may bear responsibility or Liability), or any of the Improvements thereon. All Hazardous Materials and Solid Waste on, in, or under the real property or real property operated by the Seller, wherever located, have been properly removed and disposed of, and no past or present disposal, discharge, spill or other release of, or treatment, transportation or other handling of Hazardous Materials or Solid Waste on, in, under or off-site from any real property, or, to the knowledge of the Seller, adjacent property, will subject the Seller or any subsequent owner, occupant or operator of such real property to corrective or compliance action or any other Liability. There are no presently pending, or to the Seller's knowledge, threatened Actions or Orders against or involving the Seller (including any Person for whose acts or omissions the Seller is responsible) relating to any alleged, past or ongoing violation.

         4.21 ABSENCE OF CERTAIN BUSINESS PRACTICES. Neither the Seller nor any officer, employee or agent of the Seller, nor any other person acting on behalf of the Seller, has directly or indirectly given or agreed to give any gift or similar benefit to any Person who is or may be in a position to help or hinder the Seller's business (or assist the Seller in connection with any actual or proposed transaction) which (a) might subject the Seller to any damage or penalty in any Action or which might have an effect on the Seller or its assets and properties, (b) if not given in the past, might have had an effect on the Seller's business or its assets and properties, or (c) if not continued in the future, might have an effect on the Seller or which might subject the Seller to suit or penalty in any Action.

         4.22 AGREEMENTS AND TRANSACTIONS WITH RELATED PARTIES. Except as set forth in the Disclosure Schedules, the Seller is not directly or indirectly a party to any Contract or any other commitment to: (a) any Person owning, or formerly owning, beneficially or of record, directly or indirectly, any of the Shares of or other equity interest in the Seller; (b) any Affiliate of such Person; (c) any director or officer of the Seller; (d) any Person in which any of the foregoing Persons has, directly or indirectly, at least a three percent (3.0%) beneficial interest in the capital stock or other type of equity interest of such Person; or (e) any partnership in which any of the foregoing Persons is a general partner or has at least a three percent (3.0%) beneficial interest (any or all of the foregoing being referred to herein as "RELATED PARTIES"). Without limiting the generality of the foregoing, (x) no Related Party, directly or indirectly, owns or controls any assets or properties which are or have been used in the Seller's business; and (y) no Related Party, directly or indirectly, engages in or has any significant interest in or connection with any business
(i) which is or which within the last three years has been a competitor, customer or supplier of the Seller or has done business with the Seller; or (ii) which as of the date hereof sells or distributes products or services which are similar or related to the products sold or services rendered by the Seller in connection with the Business.

         4.23 BANK ACCOUNTS AND SAFETY DEPOSIT BOXES. The Disclosure Schedules list each bank in which the Seller maintains an account or safety deposit box, the account numbers, and the names of all Persons authorized to draw thereon or have access thereto.

         4.24 CUSTOMER RELATIONS. The Disclosure Schedules set forth all the Seller's customers in the year ended December 31, 2003 and in the three (3) month period ended March 31, 2004. No such customer of the Seller has advised the Seller in writing, orally or otherwise that it is, and, to the Seller's knowledge, there is no reason to believe any such customer is: (a) removing or considering removing the Seller from any approved vendor list; (b) terminating or considering terminating the handling of its business by the Seller as a whole or with respect to any particular part of the Business; (c) planning to reduce its future annual spending with the Seller; or (d) that such customer has any dispute or disagreement with the Seller with respect to products sold or services provided for such customer, or with respect to any other matter.

         4.25 ABSENCE OF CHANGES. Except as expressly provided for in this Agreement, or as set forth in the DISCLOSURE SCHEDULES, since the Reference
Date:

         (a) Other than certain ongoing cash flow issues of the Seller, there has been no change in the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Seller or in its respective relationships with suppliers, customers, employees, lessors or others, other than changes in the ordinary course of business, none of which has had or will have an adverse effect on the Seller, in the aggregate;

         (b) There has been no damage, destruction or loss to the assets, properties, or business of the Seller, whether or not covered by insurance;

         (c) The business of the Seller has been operated in the ordinary course and consistent with its prior practices;

         (d) The books, accounts and records of the Seller have been maintained in the usual, regular and ordinary manner on a basis consistent with prior years and with the basis in which the Financial Statements were prepared, and except for the Certificate of Amendment to be filed on or before the Closing, there has been no amendment to the Organizational Documents of the Seller;

         (e) Except as set forth on the DISCLOSURE SCHEDULES, there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of the Seller, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any of the capital stock or other securities of the Seller;

         (f) The Seller has not discontinued or determined to discontinue selling any products or services previously sold by the Seller, the sales of which have been to the Seller;

         (g) There has been no Lien (other than Liens for current Taxes which are not yet due and payable) created on or in the assets of the Seller;

         (h) There has been no sale, transfer, lease or other disposition of any asset of the Seller to any Related Party or to any other Person, and no debt to, or claim or right of, the Seller has been canceled, compromised, waived or released;

         (i) There has been no amendment, termination or waiver of, or any notice of any amendment, termination or waiver of, any right of the Seller under any Assigned Contract or under any franchise, certificate, license, permit or authorization from any Governmental Authority;

         (j) The Seller has not delayed or postponed the payment of any accounts payable or other Liabilities outside the ordinary course of business;

         (k) Except as set forth on the DISCLOSURE SCHEDULES, the Seller has not paid or committed to pay any bonus, profit-share or other extraordinary compensation payment or other arrangement, nor has the Seller entered into any Contract with any Related Party or amended the terms of any existing Contract with any Related Party; and

         (l) There has been no change in the authorized, issued or outstanding capital stock or other securities of the Seller.

         4.26 OSHA AND OTHER FILINGS. The Seller has made all filings required by the Occupational Safety and Health Act, Executive Order 11246 and other similar federal, state and local Laws and Orders, including all required filings with the Equal Employment Opportunity Commission and any other required filings relating to affirmative action or similar program. The Seller has made all filings required by the Environmental Laws and other similar federal, state and local Laws. The Seller has previously delivered to Purchaser and Parent all reports and filings made or filed by the Seller with respect to such matters.

         4.27 PROHIBITIONS ON CONDUCT OF BUSINESS. Neither the Seller nor any employee of the Seller is subject to any contractual prohibitions or restrictions whatsoever (other than restrictions in employment agreements between the Seller and its employees), whether imposed by a noncompete or nonsolicitation agreement or otherwise, that impedes the ability of such Person in any way to conduct the Acquired Business in all places and solicit customers and potential customers for the Acquired Business.

         4.28 INVESTMENT REPRESENTATIONS. The Seller will be receiving shares of Common Stock for investment for the Seller's own account, not on behalf of others, and not with a view to sell or otherwise distribute such shares except in accordance with all applicable securities Laws and as set forth in the DISCLOSURE SCHEDULES. The Seller acknowledges that such shares of Common Stock have not been and will not be registered under the Securities Act or under any state securities Laws, and, therefore, can not be resold unless registered under the Securities Act and applicable state securities Laws or unless an exemption from registration is available, and, as a result, the Seller must bear the risk of an investment in the Common Stock for a period of time. The financial condition of the Seller is currently adequate to bear the economic risk of an investment in the Common Stock. The Seller has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as Parent. The Seller has received and carefully read the SEC Documents. The Seller has had an opportunity to ask questions of, and receive answers from, officers of the Parent concerning the Parent and the Common Stock and to obtain any additional information which the Seller reasonably requested and is to an investment decision. The Seller has had the opportunity to review public filings of the Parent available on "www.sec.gov" and other websites generally available. The Seller is capable of evaluating the merits and risks of an investment in the Common Stock.

         4.29 FULL DISCLOSURE. No representation or warranty of the Seller contained in this Agreement, the Other Agreements, the DISCLOSURE SCHEDULES, or any instrument, certificate, agreement or other writing (excluding any projections or forecasts of the Seller) delivered by or on behalf of any Seller pursuant to this Agreement or any Other Agreement or in connection with the transactions contemplated herein or therein contains any untrue or incomplete statement of a material fact or omits (or will omit) to state a material fact necessary to make the statements contained herein and therein not misleading. There is no fact which adversely affects, or in the future may adversely affect the business, assets, properties, Liabilities, affairs, results of operations, condition (financial or otherwise), cash flows or prospects of the Seller which has not been or is not disclosed in this Agreement, the DISCLOSURE SCHEDULES or in the other instruments, certificates, agreements or writings furnished to Purchaser or Parent by or on behalf of the Seller pursuant to this Agreement or the Other Agreements or in connection with the transactions contemplated herein.

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

         As an inducement to the Seller to enter into and perform this Agreement, Purchaser and Parent hereby represent and warrant as follows:

         5.1 ORGANIZATION. Parent is a corporation, and Purchaser is a limited liability company, in each case, duly organized and validly existing under the Laws of the State of

Georgia. Each of Purchaser and Parent has full corporate power and authority and is entitled to own or lease its properties and to carry on its business as and in all places where such business is conducted and such properties are owned or leased.

         5.2 AUTHORIZATION; NO INCONSISTENT AGREEMENTS. Each of Purchaser and Parent has full organizational power and authority to execute, deliver and perform this Agreement and the Other Agreements to which it is a party. This Agreement has been, and such Other Agreements have been duly and validly executed and delivered by Purchaser and Parent, respectively, and constitute the valid and legally binding obligations of Purchaser and Parent, subject to general equity principles, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting the rights of creditors generally.

         5.3 INCONSISTENT OBLIGATIONS. The execution, delivery and performance of this Agreement and the Other Agreements to which Purchaser or Parent is a party, will not (i) result in a violation of their respective Organizational Documents or any Law, or (ii) result in a breach of, conflict with or default under any term or provision of any Contract or any Order to which Purchaser or Parent is a party or by which any of the assets of Purchaser or Parent is subject or bound, nor will such actions result in the creation of any Lien on any of the assets of Purchaser or Parent or the acceleration or creation of any Liability.

         5.4 CONSENTS. Except as set forth in the Disclosure Schedules, the execution, delivery and performance by Purchaser and Parent of this Agreement and the Other Agreements to which they are a party, and the consummation of the transactions contemplated herein and therein does not (a) require the consent, approval or action of, or any filing with or notice to, any Governmental Authority or other Person, or (b) impose any other term, condition or restriction on Parent or Purchaser pursuant to any business combination or takeover Law.

         5.5 AUTHORIZATION OF COMMON STOCK. The shares of Common Stock which comprise the Stock Consideration have been duly authorized and reserved for issuance at or before the Closing Date and, upon issuance to the Seller as contemplated herein, will be fully paid and nonassessable, and the issuance thereof is not subject to any preemptive or other similar right. Parent has a sufficient number of shares of unissued Common Stock authorized under its Organizational Documents to remit the Stock Consideration.

         5.6 FINANCIAL STATEMENTS IN SEC DOCUMENTS. The financial statements of Parent included or incorporated by reference in the SEC Documents were prepared in accordance with GAAP and present fairly, in all material respects, in accordance with GAAP, the consolidated financial condition, results of operations and changes in financial position of Parent as of the dates and periods thereof.

         5.7 LITIGATION; CONTINGENCIES. Except as disclosed in the SEC Documents, no Action is pending or overtly threatened in writing against, by or affecting Purchaser or Parent that would have a material adverse effect on the business of either Purchaser or Parent taken as a whole. Except as disclosed in the SEC Documents, there are no unsatisfied judgments or Orders against Parent or Purchaser to which it or its assets and properties are subject.

6.       COVENANTS AND AGREEMENTS

         6.1 ACCESS AND INSPECTION REASONABLE EFFORTS. No investigation made heretofore by Parent or Purchaser or their agents shall limit or affect the representations, warranties, covenants, and indemnities of the Seller hereunder. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

         6.2 EXPENSES. Except as otherwise may be provided herein, all expenses incurred by Purchaser and Parent in connection with the negotiations among the parties hereto, and the authorization, preparation, execution and performance of this Agreement and the transactions contemplated hereby shall be paid by Purchaser or Parent, as the case may be. Except as otherwise provided herein, all expenses incurred by the Seller in connection with the negotiations among the parties, and the authorization, preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby shall be paid by the Seller.

         6.3 BROKERS. Purchaser shall indemnify the Seller and hold it harmless from and against all claims or demands for commissions or other compensation by any broker, finder, or similar agent claiming to have been engaged or employed by or on behalf of Parent or Purchaser. The Seller shall indemnify Parent and Purchaser and hold them harmless from and against all claims or demands for commissions or other compensation by any broker, finder or similar agent claiming to have been engaged or employed by or on behalf of the Seller (or any of them).

         6.4 PUBLICITY. All press releases and other public announcements respecting the subject matter hereof shall be made only by Parent or Purchaser.

         6.5 UNASSIGNABLE CONTRACTS OR LICENSES. Notwithstanding any provision of this Agreement to the contrary, to the extent that any Assigned Contract or license to be assigned or transferred to Purchaser hereunder requires the consent of any other Person, the Seller shall not be deemed to have assigned or transferred any such Contract or license, and Purchaser shall not be deemed to have assumed or received any such Contract or license, unless and until such consent shall have been obtained. Purchaser has the exclusive option to waive and may waive the obtaining of any such consent, as a condition to Closing, and to the extent waived by Purchaser, the Seller and Purchaser agree to use their reasonable best efforts to obtain the necessary consents to the assignment or transfer of any such Contract or license. If the Purchaser elects to proceed with Closing, until any necessary consent to the assignment or transfer of an Assigned Contract or license is obtained, the Seller and Purchaser shall cooperate with the other party in any reasonable arrangement which provides Purchaser with the benefits under such Contract or license, including enforcement by the Purchaser of any and all rights of the Seller arising out of any breach or cancellation by the other party thereto. All Liabilities and expenses arising on and after the Closing under any such Contract or license as to which the necessary consent has not been obtained and whose benefits are being enjoyed by Purchaser shall be for the account of Purchaser, and the Seller shall be promptly reimbursed by Purchaser for any such Liabilities or expenses which the Seller may be required to pay or incur thereunder.

         6.6 POST-CLOSING COVENANTS. Except as otherwise expressly permitted by this Agreement:

         (a) Further Obligations. Each party shall, at the request of any other party from time to time and at any time, whether on or after the Closing Date, and without further consideration, execute and deliver such deeds, assignments, transfers, assumptions, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably necessary to procure for the party so requesting, and its successors and assigns, or for aiding and assisting in collecting and reducing to possession, any and all of the Acquired Assets, or for the assumption of the Assumed Liabilities, or to otherwise satisfy and perform the obligations of the parties hereunder. Without limiting the generality of the foregoing, the Seller shall, upon the request of Purchaser, in a timely manner on and after the Closing Date execute and deliver to Purchaser such other documents, releases, assignments and other instruments as may be reasonably required to effectuate completely the transfer and assignment to Purchaser of, and to vest fully in Purchaser all rights to, the Acquired Assets.

         (b) Payment of all Taxes Resulting from Sales of Acquired Assets by Seller. Seller shall pay in a timely manner any and all Taxes resulting from or payable in connection with the sale of the Acquired Assets and assumption of the Assumed Liabilities pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by applicable Laws.

         (c) Reports and Returns. Seller shall promptly after the Closing prepare and file all in a timely manner reports and returns required by applicable Laws relating to the business of the Seller as conducted using the Acquired Assets up to and including the Closing Date.

         (d) Satisfaction of Excluded Liabilities. Subject to PARAGRAPH 2.3, following the Closing Date, the Seller shall pay, perform and discharge the Excluded Liabilities in accordance with their terms.

         (e) Confidentiality Obligation of Seller. Except as may be required by a Governmental Authority or applicable Law, Seller for a period of three (3) years following the Closing Date shall keep confidential, will hold for the sole benefit of Purchaser, and will not use except on behalf of Purchaser, all Confidential Information, which Seller acknowledges, by execution of this Agreement, to be proprietary to Purchaser. The Seller shall deliver to Purchaser at any time as Purchaser may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software data and other documents and data (and copies thereof) relating to the Confidential Information or the Business of the Seller or Purchaser which the Seller may then possess or have under the Seller's control. To the extent any of the Confidential Information constitutes a Trade Secret under applicable Law, the Seller's obligations of non-use and non-disclosure shall continue until such time as the information no longer constitutes a Trade Secret.

         (f) Non-Compete. In order to induce Purchaser to enter into this Agreement and make payments as provided herein, the Seller agrees that, for the period of four (4) years immediately following the Closing Date, it will not, without the prior written consent of Purchaser, for its own account or jointly with another, directly or indirectly, for or on behalf of any Person, as principal, agent or otherwise:

                  (i) solicit, call upon or attempt to solicit the patronage of any Person to whom the Seller sold any products or rendered any services related to the Business on, or during the two (2) year period prior to, the date of the Closing Date, for the purpose of obtaining the patronage of any such Person for the purchase of such products or services, except on behalf of Parent, Purchaser or their respective Affiliates; or

                  (ii) solicit or induce, or in any manner attempt to solicit or induce, any Person employed or engaged by Parent or Purchaser or their respective Affiliates in any capacity (including, without limitation, as an employee, distributor, independent contractor or agent), to leave such employment or engagement, whether or not such employment or engagement is pursuant to a Contract or is at will.

         (g)      Severability of Covenants; Remedies.

                  (i) The covenants in PARAGRAPHS 6.6(e) and (f) are severable and separate, and the unenforceability of any specific covenant in PARAGRAPHS 6.6(e) and (f) is not intended by any party hereto to, and shall not, affect the provisions of any other covenant in PARAGRAPHS 6.6(e) and (f). If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in PARAGRAPHS 6.6(e) and (f) are unreasonable as applied to the Seller, the parties hereto acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent as applied to the Seller.

                  (ii) All of the covenants in PARAGRAPHS 6.6(e) and (f) are intended by each party hereto to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Purchaser of any covenant in PARAGRAPHS 6.6(e) and (f). It is specifically agreed that the time periods specified in PARAGRAPHS 6.6(e) and (f) shall be computed by excluding from that computation any time during which Seller is in violation of any provision OF PARAGRAPHS 6.6(e) and (f)

                  (iii) Purchaser and the Seller hereby agree that PARAGRAPHS 6.6(e) and (f) are a material and substantial part of this Agreement, and absent PARAGRAPHS 6.6(e) and (f), Purchaser would not have consummated the transactions contemplated herein.

                  (iv) The parties hereto agree that money damages would not necessarily be an adequate remedy for any breach of PARAGRAPHS 6.6(e) and (f). Because of the difficulty in measuring the economic losses that may be incurred by Purchaser as a result of any breach by the Seller of the covenants in PARAGRAPHS 6.6(e) and (f), and because of the immediate and irreparable damage that could be caused to Purchaser for which it would have no other adequate remedy, the Seller agrees that Purchaser may enforce the provisions of PARAGRAPHS 6.6(e) and (f) by any equitable or legal means, including seeking an appropriate injunction or restraining order against Seller if a breach of any of those provisions occurs. Therefore, in the event of a breach or threatened breach of PARAGRAPHS 6.6(e) and (f), Purchaser or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief (temporary and/or permanent), without posting bond, in order to enforce, or prevent any violations of, the provisions hereof.

         (h) Name Change. At Closing, or within five (5) Business days after Closing, the Seller shall take all necessary corporate action and shall execute and deliver such documents in such form as is appropriate for filing with the office of the Secretary of State of the State of Delaware an amendment to its certificate of incorporation to legally change its name to a dissimilar name approved by Purchaser in advance.

         6.7      TAXES.

         (a) Tax Periods Ending on or before the Closing. The Seller shall prepare or cause to be prepared and file or cause to be filed all Returns for the Seller for all periods ending on or prior to the Closing Date which are filed after the Closing Date. All such Returns shall show the correct and proper amount due. The Seller shall permit Purchaser to review and comment, without any Liability to Purchaser, on each such Return described in the preceding sentence prior to filing. The Seller shall pay any Taxes of the Seller with respect to such periods.

         (b)      Cooperation on Tax Matters.

                  (i) The parties shall cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; and

                  (ii) The parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Seller shall be terminated as of the Closing Date and at no time shall Parent or Purchaser be bound thereby or have any liability thereunder.

         (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at its own expense, file all

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 necessary Returns, and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other taxes and fees.

         6.8      EMPLOYMENT AGREEMENTS.

         (a) At or prior to the Closing, the Purchaser shall offer employment to the persons listed in the DISCLOSURE SCHEDULES (such persons, the "HIRED EMPLOYEES") subject to, and upon the terms and conditions of, employment agreements substantially in the forms attached hereto as EXHIBITS A-1 and A-2, respectively. Except as set forth on the DISCLOSURE SCHEDULES, at or prior to the Closing Date, the Seller and each Hired Employee shall agree to terminate such Hired Employee's employment agreement with the Seller effective no later than the Closing, and shall further agree to permanently release and waive each other's obligations under such employment agreements (including severance pay and notice periods), except that each Hired Employee will be entitled to receive
(i) all salary and wages earned but not paid from March 31, 2004 to, but not including, the Closing Date, as set forth on the DISCLOSURE SCHEDULES and (ii) all vacation pay earned but not paid prior to the effective date of such termination as set forth on the DISCLOSURE SCHEDULES. To the extent any of such employees are subject to confidentiality, non-compete, non-solicitation, non-disparagement or similar agreements with the Seller ("RESTRICTIVE COVENANTS"), the Seller hereby assigns the benefit of such Restrictive Covenants and the right to enforce such Restrictive Covenants against the Hired Employees to Purchaser.

         (b) All other employees of the Seller to whom Purchaser intends to offer employment shall be hired on an at-will basis (the "AT-WILL EMPLOYEES, together with the Hired Employees, the "EMPLOYEES") as set forth in the DISCLOSURE SCHEDULES. The Seller agrees to terminate the employment of the At-Will Employees prior to their hiring by Purchaser, and secure from the At-Will Employees the release or waiver of any notice period to which the At-Will Employees may be entitled. The Seller agrees to cooperate with Purchaser in inducing the At-Will Employees to accept employment with Purchaser. The At-Will Employees are not entitled to any severance by the Seller in connection with their termination. The At-Will Employees will be entitled to receive all vacation pay earned but not paid prior to the effective date of their termination. To the extent any of such employees are subject to Restrictive Covenants, the Seller hereby assigns the benefit of such Restrictive Covenants and the right to enforce such Restrictive Covenants against the At-Will Employees (regardless of whether they become employed by the Purchaser) to Purchaser.

         6.9 ASSETS OF STOCKHOLDERS. Except as set forth in the Disclosure Schedules, to the extent any stockholders, employees or Related Parties of the Seller own or operate any asset or property required for or primarily used in the conduct of the Acquired Business, the Seller shall cause the transfer, conveyance or assignment of such asset or property to the Seller at Closing so that such asset or property is transferred, conveyed and assigned to the Purchaser as part of the Acquired Assets.

         6.10 PAYMENT OF EXCLUDED LIABILITIES. The Seller shall pay, or make adequate provision for the payment, in full of all of the Excluded Liabilities under this Agreement, and release and terminate any obligations thereunder. If any such Excluded Liabilities are not paid prior to the Closing Date, and if Parent or Purchaser determine that reasonable provision for the payment thereof has not been made, then notwithstanding anything in this Agreement to the contrary, Parent or Purchaser may at the Closing elect to make all such payments directly (but

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

shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Cash Consideration, or otherwise seek indemnification from the Seller, without further obligation or liability to the Seller.

         6.11 SEC DOCUMENTS. Prior to the Closing Date, Parent has delivered to the Seller true and complete copies of: (a) Parent's Annual Report on Form 10-K for the year ended April 30, 2003; (b) Parent's Quarterly Report on Form 10-Q for the quarter ended January 31, 2004; (c) Parent's definitive Proxy Statement relating to its 2003 annual meeting of shareholders; and (d) Parent's 2003 annual report to shareholders, each as may be amended (such documents are referred to as the "SEC DOCUMENTS"). In addition to the SEC Documents, Parent has provided the Seller, through its Chief Financial Officer and other officers, with opportunities to become familiar with the business, financial condition, management, prospects and operations of Parent, including reasonable opportunities to ask questions of, receive answers from, and obtain information regarding Parent and its business which is material to an investment decision.

         6.12 RESTRICTED STOCK; CERTIFICATE LEGEND. The Seller acknowledges and agrees that all shares of Common Stock received hereunder shall not have been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), or the securities Laws of any state. The Seller acknowledges that there shall be placed on any certificate representing the shares of Common Stock issued pursuant to this Agreement appropriate restrictive legends referencing the restrictions imposed by applicable securities Laws. The Seller hereby acknowledges and agrees that the shares of Common Stock shall be subject to the holding period, volume limitations and other restrictions provided in Rule 144 (or any successor provision thereto) promulgated under the Securities Act. The Seller agrees that it will not offer to sell, sell or otherwise dispose of any Common Stock issued pursuant to this Agreement except pursuant to an effective registration statement or the applicable requirements of Rule 144, or another exemption from the registration requirements of the Securities Act and applicable state securities Laws; provided, however, the Seller may distribute any Common Stock issued pursuant to this Agreement to its stockholders, pro rata in accordance with their respective interests in the Seller, and without any payment of consideration by the stockholders therefore, in connection with the winding-up, liquidation and dissolution of the Seller. With respect to any such sale or disposition, the Seller agrees to furnish to the Parent, upon request, such information as its counsel may deem necessary to ensure that such sale or disposition is made in full compliance with this Agreement, such rule, and all applicable federal and state securities Laws. Without limiting the generality of the foregoing, Purchaser and Parent acknowledge that the Seller, at or immediately after the Closing, will distribute a portion of the Stock Consideration to Investors LLC, a stockholder of the Seller, in accordance with that certain Redemption Agreement between such parties.

         6.13 STOCK OPTIONS Prior to, or immediately following Closing, Seller shall, pursuant to Section 8(c) of the iTendant, Inc. 2000 Stock Option Plan, take all actions necessary to make all outstanding options and awards exercisable in full and to provide notice to holders of the options that they have thirty (30) days to exercise the options and that all options not exercised before the end of such 30-day period shall be terminated with no further rights. At the end of such 30-day period, the Seller shall notify Purchaser that all options have been terminated and shall also terminate the iTendant, Inc. 2000 Stock Option Plan.

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

7.       INDEMNITIES

         7.1      INDEMNIFICATION BY THE SELLER.

         (a)      In accordance with and subject to the provisions of this
ARTICLE 7, the Seller shall indemnify and hold harmless Purchaser, Parent, their Affiliates, and the officers, directors, agents and employees of Purchaser, Parent, and their Affiliates (collectively, the "PURCHASER INDEMNITEES") from and against and in respect of any and all loss, damage, diminution in value, Liability, cost and expense, including reasonable attorneys' fees and amounts paid in settlement thereof (collectively, the "INDEMNIFIED LOSSES"), suffered or incurred by any one or more of the Purchaser Indemnitees by reason of, or arising out of:

                  (i) any misrepresentation or breach of a representation or warranty of the Seller to Purchaser, Parent, or both, contained in this Agreement, the Other Agreements, the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered by or on behalf of the Seller pursuant to this Agreement, or the breach of any covenant or agreement of the Seller contained in this Agreement, any Other Agreement, or in the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered to Purchaser or Parent by or on behalf of the Seller pursuant to this Agreement;

                  (ii) any and all Liabilities of the Seller other than the Assumed Liabilities;

                  (iii) any and all Actions, Orders, assessments, fees and expenses incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnification;

                  (iv) any Liability relating to any bankruptcy, insolvency or receivership involving the Seller;

                  (v) any claim by any holder of options or warrants to acquire stock of the Seller, whether under the iTendant, Inc. 2000 Stock Option Plan or otherwise, arising out of, relating to or otherwise made in connection with, such options or warrants;

                  (vi) any Liability relating to the distribution (or lack thereof) of the Cash Consideration, Stock Consideration (including any cash dividends payable thereto), and/or any Fiscal Earn-Out Amount by the Seller to its stockholders; and

                  (vii) any Liability or claim relating to the welfare, medical, dental, vision and cafeteria plans with respect to any act or failure to act that occurred prior to the Closing Date.

         (b) The Seller shall reimburse Purchaser Indemnitees on demand for any Indemnified Losses suffered by the Purchaser Indemnitees, based on the judgment of a Forum of competent jurisdiction or pursuant to a bona fide compromise or settlement of Actions in respect of any Indemnified Losses. The Seller shall have the opportunity to defend at its expense any Action for which the Purchaser Indemnitees claim indemnity against the Seller; provided that (i) the defense is conducted by reputable counsel approved by the Purchaser Indemnitees, which approval shall not be unreasonably withheld or delayed; (ii) the defense is expressly assumed in

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

writing within ten (10) days after written notice of the claim, action or demand is given to the Seller; and (iii) counsel for the Purchaser Indemnitees may participate at all times and in all Proceedings relating to the defense, compromise and settlement of the Action at the expense of the Purchaser Indemnitees.

         7.2      INDEMNIFICATION BY PURCHASER AND PARENT.

         (a)      In accordance with and subject to the provisions of this
ARTICLE 7, Purchaser and Parent shall jointly and severally indemnify and hold harmless the Seller and its officers, directors, agents, employees, and Affiliates (collectively, the "SELLER INDEMNITEES") from and against and in respect of any and all Indemnified Losses suffered or incurred by any one or more of the Seller Indemnitees by reason of, or arising out of any misrepresentation or breach of representation or warranty of the Purchaser or Parent contained in this Agreement, the Other Agreements, the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered by or on behalf of Purchaser or Parent pursuant to this Agreement, or the breach of any covenant or agreement of any Purchaser or Parent contained in this Agreement, any Other Agreement, or in the DISCLOSURE SCHEDULES or any certificate, instrument, agreement or other writing delivered to Seller by or on behalf of Purchaser or Parent pursuant to this Agreement.

         (b) Purchaser and Parent shall reimburse the Seller Indemnitees on demand for any Indemnified Losses suffered by the Seller Indemnitees, based on the judgment of a Forum of competent jurisdiction or pursuant to a bona fide compromise or settlement of Actions in respect of any Indemnified Losses. Purchaser and Parent shall have the opportunity to defend at their expense any Action for which the Seller Indemnitees claim indemnity against the Seller; provided that (i) the defense is conducted by reputable counsel approved by the Seller Indemnitees, which approval shall not be unreasonably withheld or delayed; (ii) the defense is expressly assumed in writing within ten (10) days after written notice of the Action is given to the Purchaser or Parent; and
(iii) counsel for the Seller Indemnitees may participate at all times and in all Proceedings relating to the defense, compromise and settlement of the Action at the expense of the Seller Indemnitees.

         7.3 ESCROW FUND. To secure the obligations of the Seller arising under this Agreement, Parent and the Escrow Agent shall hold 92,660 shares of the Stock Consideration in an escrow fund (the "ESCROW FUND") for a period of eighteen months (18) months from the Closing Date (the "ESCROW PERIOD") to be administered in accordance with the terms and provisions of an escrow agreement (the "ESCROW AGREEMENT") in substantially the form attached hereto as EXHIBIT B. Parent and Purchaser may also use the Escrow Fund to satisfy the Seller's obligation to indemnify Purchaser for any amount by which the Working Capital Shortfall or the Net Current Assets Shortfall exceeds $40,000. The provisions of this Paragraph providing for an Escrow Fund shall not impose any limitation on any liability of the Seller hereunder. The Escrow Agreement referred to herein is an Other Agreement within the meaning of this Agreement. Any dividends or other distributions declared and paid with respect to the Stock Consideration held in the Escrow Fund shall be paid directly by Parent to the Seller and shall not be considered or become part of the Escrow Fund.

         7.4 SURVIVAL. The representations and warranties of the Seller contained in this Agreement, any Other Agreement, the DISCLOSURE SCHEDULES or in any certificate, instrument,

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

agreement or other writing delivered by or on behalf of the Seller pursuant to this Agreement or in connection with the transactions contemplated herein shall survive any investigation heretofore or hereafter made by or on behalf of Purchaser or Parent and the consummation of the transactions contemplated herein and all such representations and warranties shall be of no further force and effect after the eighteen month anniversary of the Closing ("SURVIVAL PERIOD"); provided, however, that the representations and warranties set forth in (i) PARAGRAPHS 4.1, 4.2, and 4.3 shall survive indefinitely and (ii) PARAGRAPHS 4.17, 4.18 and 4.20 shall survive until the expiration of the applicable statute of limitations. Anything to the contrary notwithstanding, a claim for indemnification which is made but not resolved prior to the expiration of the Survival Period may be pursued and resolved after such expiration. Anything in this PARAGRAPH 7.4 to the contrary notwithstanding, the Seller shall remain liable during the Survival Period and thereafter, for all liabilities and obligations of the Seller not assumed pursuant to PARAGRAPH 2.2 including, without limitation, the Excluded Liabilities specified in PARAGRAPH 2.3.

         7.5      LIMITATIONS ON INDEMNIFICATION.

         (a) In no event shall the aggregate indemnification obligation of the Seller on the one hand or Purchaser on the other hand exceed the Purchase Price plus the Total Earn-Out Amount actually earned and paid (the "INDEMNITY CAP"). The indemnification provided in PARAGRAPHS 7.1 and 7.2 shall not be required unless and until, at the time of any such determination, the total amount of Indemnified Losses subject to indemnification under such Paragraphs exceed $25,000; and after such threshold has been reached, subject to the Indemnity Cap, the total amount of such Indemnified Losses, including the initial $25,000 may be recovered. The limitations set forth in this PARAGRAPH
7.5 shall not apply to any claims related to fraud.

         (b) No party to this Agreement shall seek, be entitled to, or accept an award of punitive damages with respect to any Action brought by it against another party to this Agreement, if such Action arises from or is in connection with this Agreement.

         7.6 SET OFF. In order to satisfy the indemnification obligations set forth in ARTICLE 7, a Purchaser Indemnitee shall have the right (in addition to collecting directly from the Seller) to set off the amount of any indemnification claim against amounts owed to the Seller as Earn-Out Consideration (whether or not then due and payable).

         7.7      INJUNCTIVE OR EQUITABLE RELIEF. Nothing set forth in this
ARTICLE 7 shall be deemed to prohibit or limit a party's right to seek injunctive or other equitable relief for the failure of the other party to perform any covenant or agreement contained in this Agreement.

8.       MISCELLANEOUS

         8.1 NOTICES. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by commercial overnight courier or delivery, signature requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by commercial overnight delivery of a copy thereof to the recipient in accordance with this PARAGRAPH 8.1 on the date of such facsimile), or two (2) days after commercial overnight

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

delivery (if given or made by commercial overnight delivery), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. The addresses and facsimile numbers of the parties for purposes of this Agreement are set forth on the signature page hereto below their respective signatures. Any party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

         8.2 COUNTERPARTS AND FACSIMILES. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by telecopier shall be binding.

         8.3 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Georgia, without regard to its conflicts of Laws rules. The Seller hereby irrevocably and unconditionally consents and submits to the personal jurisdiction of any state or federal court sitting in Fulton County, Georgia, with respect to any Action to enforce this Agreement and the transactions contemplated hereby, and the Seller also expressly consents and submits to and agrees that venue in any such Action is proper in said courts and county, and the Seller hereby expressly waives any and all personal rights under applicable Law or in equity to object to the jurisdiction and venue of said courts and county. The jurisdiction and venue of the courts and county consented and submitted to and agreed upon in this PARAGRAPH 8.3 are not exclusive, but are cumulative and in addition to the jurisdiction and venue of any other court under any applicable law or in equity.

         8.4 WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

         8.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns. The Seller may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of Parent. This Agreement may be freely assigned by Purchaser or Parent to any Affiliate of Purchaser or Parent or in connection with any merger of Parent, Purchaser and their Affiliates with a third party or the acquisition of a substantial portion of the assets or capital stock of Parent, Purchaser and their Affiliates by a third party, or similar amalgamation or combination.

         8.6 PARTIAL INVALIDITY AND SEVERABILITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable Laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Agreement, or part thereof, not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a Forum of competent jurisdiction, it is the intention of the parties that the remaining terms hereof, or part thereof, shall constitute their agreement with respect to the subject matter hereof and all such remaining terms, or parts thereof, shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.

         8.7 WAIVER. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but only if such waiver is evidenced by a writing signed by such party. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power or remedy created hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by either party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by either party hereto of any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof.

         8.8 HEADINGS. The headings of particular provisions of this Agreement are inserted for convenience only and shall not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement.

         8.9 NUMBER AND GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

         8.10 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements among the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement among the parties with respect to the matters covered hereby; provided, however, that certain Confidentiality and Non-Disclosure Agreement, dated as of March 25, 2004, that certain Confidentiality and Non-Disclosure Agreement, dated as of December 20, 2001, and any other confidentiality agreement between or among the parties hereto shall continue in full force and effect in accordance with its respective terms. This Agreement shall not be altered or amended except by an instrument in writing signed by or on behalf of the party entitled to the benefit of the provision against whom enforcement is sought.

9.       DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings specified with respect thereto below:

         "ACQUIRED ASSETS" shall have the meaning set forth in PARAGRAPH 1.1.

         "ACQUIRED BUSINESS" shall have the meaning set forth in the Recitals.

         "ACTION" shall mean any action, suit, litigation, complaint, counterclaim, claim, petition, mediation contest, or administrative proceeding, whether at Law, in equity, in arbitration or otherwise, and whether conducted by or before any Governmental Authority or other Person.

         "AFFILIATE" of any specified Person shall mean any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Person.

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

         "AFFILIATED ENTITY" OR "AFFILIATED ENTITIES" shall have the meaning set forth in PARAGRAPH 4.17.

         "AGREEMENT" shall have the meaning set forth in the Preamble.

         "ASSIGNED CONTRACTS" shall have the meaning set forth in PARAGRAPH 1.1.

         "ASSUMED LIABILITIES" shall have the meaning set forth in PARAGRAPH
2.2.

         "AT-WILL EMPLOYEES" shall have the meaning set forth in PARAGRAPH 6.8.

         "BENEFIT PLAN" means any Plan that is sponsored, maintained or contributed to or required to be contributed to by the Seller, or to which the Seller is a party, or with respect to which the Seller has any other similar or comparable obligation or liability (fixed, contingent or otherwise), whether written or oral, for the benefit of any employee.

         "BUSINESS" shall have the meaning set forth in the Recitals.

         "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the United States are required or authorized to be closed.

         "CASH CONSIDERATION" shall have the meaning set forth in PARAGRAPH 2.1(a)(i).

         "CERTIFICATE OF AMENDMENT" shall have the meaning set forth in PARAGRAPH 4.2.

         "CLOSING" shall have the meaning set forth in PARAGRAPH 3.1.

         "CLOSING DATE" shall have the meaning set forth in the Preamble.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and as the context requires, the rules and regulations promulgated thereunder.

         "COMMON STOCK" shall mean the Common Stock, $1.00 Par Value Per Share, of Parent.

         "CONFIDENTIAL INFORMATION" shall mean (A) all technical, business, and other information of either party (the "DISCLOSING PARTY") disclosed to or obtained by the other party (the "DISCLOSEE") in connection with this Agreement, whether prior to, on or after the date of this Agreement, that derives economic value, actual or potential, from not being generally known to others, including, without limitation, any technical or non-technical data, designs, methods, techniques, drawings, processes, products, inventions, improvements, methods or plans of operation, research and development, business plans and financial information of the Disclosing Party; and (B) Trade Secrets. Confidential Information shall not include information (i) which was publicly available or otherwise known to the Disclosee at the time of disclosure; (ii) which subsequently becomes publicly available through no act or omission by the Disclosee or any of its employees, agents or contractors; (iii) which is or has been independently developed by the Disclosee without violation of this Agreement; or (iv) which subsequently becomes otherwise known to the Disclosee other than through disclosure by the Disclosing Party or its employees, agents or contractors.

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

         "CONTRACT" shall mean any contract, agreement, lease, lease option, commitment, understanding, sales order, purchase order, license, equipment lease, mortgage, note, guaranty, bond or other agreement, whether oral or written, relating to the Acquired Business including, without limitation, any agreements for the purchase of goods, agreements with technology providers, suppliers, security agreements, joint venture, partnership or similar agreements, advertising agreements, franchise agreements and broker or distributorship agreements.

         "CONTROL" means a Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by Contract or otherwise.

         "COPYRIGHT" of a party shall mean all registered and unregistered copyrights in both published and unpublished works which are owned by such party.

         "DISCLOSURE SCHEDULES" shall have the meaning set forth in ARTICLE 4.

         "DISPUTE" shall have the meaning set forth in PARAGRAPH 2.6.

         "EARN-OUT REPORT" shall have the meaning set forth PARAGRAPH
2.1(b)(ii).

         "EMPLOYEES" shall have the meaning set forth in PARAGRAPH 6.8.

         "ENVIRONMENTAL LAWS" shall mean all Laws, general or particular conditions, requirements, decrees, and covenants relating to health, safety and the environment, including, without limitation, Laws and covenants relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Materials or wastes of every kind and nature into the environment (including without limitation ambient air, surface water, ground water, soil and subsoil), or otherwise relating to the manufacture, generation, processing, distribution, application, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes, or to occupational or worker safety and health, and any and all Laws, directives, guidelines, policies, plans, Orders, stipulations, provisions and conditions of Environmental Permits, licenses, stipulations, certificates of authorization, and other operating authorizations, notices or demand letters issued, entered, promulgated or approved thereunder.

         "ENVIRONMENTAL PERMITS" shall mean all permits, licenses, certificates, approvals, authorizations, regulatory plans or compliance schedules required by applicable Environmental Laws, or issued by a Governmental Authority pursuant to applicable Environmental Laws, or entered into by agreement of the party to be bound, relating to activities that affect human health or the environment, including, without limitation, permits, licenses, certificates, approvals, authorizations, regulatory plans and compliance schedules for air emissions, water discharges, pesticide and herbicide or other agricultural chemical storage, use or application, and Hazardous Material or Solid Waste generation, use, storage, treatment and disposal.

         "ERISA" shall have the meaning set forth in PARAGRAPH 4.19.

         "ERISA PLANS" shall have the meaning set forth in PARAGRAPH 4.19.

         "ESCROW AGENT" shall mean the escrow agent named in the Escrow
Agreement.

         "ESCROW AGREEMENT" shall have the meaning set forth in PARAGRAPH 7.3.

         "ESCROW FUND" shall have the meaning set forth in PARAGRAPH 7.3.

         "ESCROW PERIOD" shall have the meaning set forth in PARAGRAPH 7.3.

         "EXCESS" shall have the meaning set forth in PARAGRAPH 2.5.

         "EXCLUDED ASSETS" shall have the meaning set forth in PARAGRAPH 1.2.

         "EXCLUDED LIABILITIES" shall have the meaning set forth in PARAGRAPH
2.3.

         "FINAL CLOSING BALANCE SHEET" shall have the meaning set forth in PARAGRAPH 2.6.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in PARAGRAPH
4.7.

         "FISCAL EARN-OUT AMOUNT" shall have the meaning set forth PARAGRAPH 2.1(b)(i).

         "FISCAL PERIOD" shall have the meaning set forth PARAGRAPH 2.1(b)(i).

         "FORUM" shall mean any federal, national, state, local, municipal or foreign court, Governmental Authority, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

         "GAAP" shall mean generally accepted accounting principles in the United States, consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean any federal, national, state, provincial, local, municipal, or foreign government or any department, commission, board, bureau, agency, instrumentality, unit, or taxing authority thereof.

         "HAZARDOUS MATERIAL" shall mean any substance or material, including without limitation raw materials, commercial products and wastes or waste products that, because of its quantity, concentration, or physical, chemical or infectious characteristics may cause or significantly contribute to an increase in mortality or an increase in serious, irreversible or incapacitating illness, or pose a substantial hazard to human health or the environment, including without limitation petroleum and all substances and materials designated as hazardous or toxic under any applicable Environmental Law.

         "HEREOF," "HEREIN," "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and "ARTICLE," "PARAGRAPH," "EXHIBIT" and like references are to this Agreement unless otherwise specified.

         "HIRED EMPLOYEES" shall have the meaning set forth in PARAGRAPH 6.8.

         "IMPROVEMENTS" shall mean all buildings, structures and other improvements of any and every nature located on the Leased Real Property and all fixtures attached or affixed, actually or constructively, to the Leased Real Property or to any such buildings, structures or other improvements.

         "INDEMNIFIED LOSSES" shall have the meaning set forth in PARAGRAPH 7.1.

         "INDEMNITY CAP" shall have the meaning set forth in PARAGRAPH 7.5.

         "INTELLECTUAL PROPERTY" of a party shall mean all Patents, Marks, Copyrights, Trade Secrets and other intellectual property worldwide owned by such party.

         "INTERIM BALANCE SHEET" shall have the meaning set forth in PARAGRAPH 2.5.

         "INVESTORS LLC" shall have the meaning set forth in PARAGRAPH 2.1(a)(i)(b).

         "iTENDANT COMMON STOCK" shall have the meaning set forth in PARAGRAPH 4.2(a).

         "iTENDANT SOFTWARE" shall mean the software, source code, object code, documentation and other materials developed by the Seller for its service request and maintenance system which uses innovative web and wireless technology.

         "iTENDANT SOFTWARE REVENUES" shall have the meaning set forth in PARAGRAPH 2.1(b)(v).

         "KNOWN," "TO THE KNOWLEDGE OF," "AWARE" or words of similar import employed in this Agreement with reference to any individual or entity shall be conclusively presumed to mean that the individual or entity has made reasonable efforts under the circumstances to become knowledgeable; in the case of the Seller, "KNOWLEDGE" shall be deemed to be the individual and collective knowledge (as defined above) of its directors and senior officers and managers.

         "LAW" shall mean all federal, national, state, provincial, local, municipal or foreign constitutions, statutes, rules, regulations, norms, ordinances, acts, codes, legislation, treaties, conventions, common law principles, judicial decisions and similar laws and legal requirements, whether of the United States of America or any other jurisdiction as in effect from time to time.

         "LEASED REAL PROPERTY" shall have the meaning set forth in PARAGRAPH 4.12.

         "LIABILITY" shall mean any liability or obligation whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due.

"LIEN" shall mean any mortgage, pledge, hypothecation, security interest, encumbrance, claim, restriction on use, lien or charge of any kind, or any rights of others, however evidenced or created (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the lien notice records or other similar legislation of any jurisdiction).

         "MARKS" of a party shall mean all registered and unregistered trademarks, service marks, brand names, trade names, trade registrations, and pending trademark or service mark applications which are owned by such party.

         "MATERIAL ADVERSE EFFECT" means any change in or effect on the Acquired Assets, taken as a whole, that is materially adverse to the Business or the Acquired Assets (including without limitation, the Software), taken as a whole.

         "NET CURRENT ASSETS" shall have the meaning set forth in PARAGRAPH 2.6(c)(ii).

         "NET CURRENT ASSETS SHORTFALL" shall have the meaning set forth in PARAGRAPH 2.6(c)(ii).

         "ORDERS" shall mean all applicable orders, writs, judgments, injunctions, decrees, rulings, consent agreements, and awards of or by any Forum or entered by consent of the party to be bound.

         "ORGANIZATIONAL DOCUMENTS" shall mean (a) the articles or certificate of incorporation or registration and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "OTHER AGREEMENTS" shall have the meaning set forth in PARAGRAPH 4.1.

         "PARENT" shall have the meaning set forth in the Preamble.

         "PATENTS" of a party shall mean all patents, patent registrations, pending patent applications and inventions and discoveries that may be patentable by such party owned by such party.

         "PERMITTED ENCUMBRANCES" shall have the meaning set forth in PARAGRAPH 1.1.

         "PERSON" shall include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a Governmental Authority.

         "PLAN" means any deferred compensation, bonus or other incentive compensation plan, program, agreement or arrangement; any severance or termination pay, medical, surgical, hospitalization, life insurance or other "welfare" plan, fund or program; any profit-sharing, stock bonus or other "pension" plan, fund or program; any employment, termination or severance agreement or arrangement; and any other employee benefit plan, fund, program, agreement or arrangement.

         "PREAMBLE" shall mean the introductory paragraph of this Agreement.

         "PRELIMINARY CLOSING BALANCE SHEET" shall have the meaning set forth in PARAGRAPH 2.6.

         "PROCEEDING" shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving any Governmental Authority or arbitrator.

         "PURCHASE PRICE" shall have the meaning set forth in PARAGRAPH 2.1.

         "PURCHASER" shall have the meaning set forth in the Preamble.

         "PURCHASER INDEMNITIES" shall have the meaning set forth in PARAGRAPH
          7.1(a).

         "REAL PROPERTY LEASE" shall have the meaning set forth in PARAGRAPH
4.12.

         "RECITALS" shall mean the paragraphs following the Preamble and preceding ARTICLE 1.

         "REFERENCE DATE BALANCE SHEET" shall have the meaning set forth in PARAGRAPH 4.7.

         "REFERENCE DATE" shall have the meaning set forth in PARAGRAPH 4.7.

         "RELATED PARTIES" shall have the meaning set forth in PARAGRAPH 4.22.

         "RESTRICTIVE COVENANTS" shall have the meaning set forth in PARAGRAPH 6.8(a).

         "RETURNS" shall have the meaning set forth in PARAGRAPH 4.17.

         "SEC DOCUMENTS" shall have the meaning set forth in PARAGRAPH 6.11.

         "SECURITIES ACT" shall have the meaning set forth in PARAGRAPH 6.12.

         "SELLER" shall have the meaning set forth in the Preamble.

         "SELLER INDEMNITIES" shall have the meaning set forth in PARAGRAPH 7.2(a).

         "SELLER'S CURRENT CASH LIABILITIES" shall mean the Seller's current liabilities as reflected on the Final Closing Balance Sheet, excluding the amounts corresponding to "Deferred Revenue - Prepaid" and "Deferred Revenue - Under Contract".

         "SERIES A PREFERRED STOCK" shall have the meaning set forth in PARAGRAPH 4.2(a).

         "SERIES B PREFERRED STOCK" shall have the meaning set forth in PARAGRAPH 4.2(a).

         "SERIES C PREFERRED STOCK" shall have the meaning set forth in PARAGRAPH 4.2(a).

         "SERIES C CLASS 1 STOCK" shall have the meaning set forth in PARAGRAPH 4.2(a).

         "SERIES C CLASS 2 STOCK" shall have the meaning set forth in PARAGRAPH 4.2(a).

         "SHARES" shall have the meaning set forth in PARAGRAPH 4.2(a).

         "SOFTWARE" shall mean all computer software and subsequent versions thereof, including source code, object code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons, and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

         "SOLID WASTE" shall mean any garbage, refuse, sludge from a waste treatment plant, water supply treatment plant, or air pollution control facility and other discarded material, including solid, liquid, semisolid, or contained gaseous material resulting from industrial, commercial, mining and agricultural operations, and from community activities.

         "STOCK CONSIDERATION" shall have the meaning set forth in PARAGRAPH 2.1(a)(ii).

         "SURVIVAL PERIOD" shall have the meaning set forth in PARAGRAPH 7.4.

         "TAXES" shall mean any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including without limitation income, gross receipts, excise, property, sales, use, customs, value added, consumption, transfer, license, payroll, employee income, withholding, social security, and franchise taxes, now or hereafter imposed or levied by the United States of America or any Governmental Authority or by any department, agency or other political subdivision or taxing authority thereof or therein, all deposits required in connection therewith, and all interests, penalties, additions to tax, and other similar Liabilities with respect thereto.

         "TOTAL EARN-OUT AMOUNT" shall have the meaning set forth in PARAGRAPH 2.1(b)(ii).

         "TRADE SECRETS" shall have the meaning set forth in PARAGRAPH 1.1(e).

         "WORKING CAPITAL" shall have the meaning set forth in PARAGRAPH 2.6(c).

         "WORKING CAPITAL HOLDBACK" shall have the meaning set forth in PARAGRAPH 2.1(a)(i)(C).

         "WORKING CAPITAL REMAINDER" shall equal the difference between $40,000 and the Excess.

          "WORKING CAPITAL SHORTFALL" shall have the meaning set forth in PARAGRAPH 2.6(c)(i).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal as of the day and year first above written.

PURCHASER:                          SERVIDYNE SYSTEMS, LLC
                                    (SEAL)

                                         By: /s/ Claire Wiggill
                                             -------------------------
                                         Name:  Claire Wiggill
                                         Title: Interim President

                                    1350 Spring Street
                                    Suite 200
                                    Atlanta, GA 30309
                                    Tel: (404) 352-2050
                                    Fax: (404)347-8637

PARENT:                             ABRAMS INDUSTRIES, INC.
                                    (SEAL)

                                    By: Alan R. Abrams
                                        -------------------------
                                    Name:  Alan R. Abrams
                                    Title: Co-Chairman, President and Chief
                                           Executive Officer

                                    1945 The Exchange
                                    Suite 300
                                    Atlanta, GA 30339-2029
                                    Tel: (770) 953-0304
                                    Fax: (770)953-9922

COPY ALL NOTICES SENT TO PURCHASER OR
PARENT PURSUANT TO PARAGRAPH 8.1 TO:

Kilpatrick Stockton LLP
Attn: David A. Stockton, Esq.
1100 Peachtree Street
Atlanta, Georgia 30309
Tel: (404) 815-6500
Fax(404)815-6555

                       [SIGNATURES CONTINUE ON NEXT PAGE]

                   [SIGNATURES CONTINUED FROM PRECEDING PAGE]

SELLER:                                 ITENDANT, INC.
                                        (SEAL)

                                        By: /s/ Stephen D. Hassett
                                            ------------------------------------
                                        Name:  Stephen D. Hassett
                                        Title: President and Chief Executive
                                               Officer

                                        817 W. Peachtree St.
                                        Suite 205
                                        Atlanta, Georgia 30308

         Pursuant to Item 601(b)(2) of Regulation S-K, the filing of this Agreement and Plan of Reorganization omits the following exhibits and schedules (unless otherwise indicated). The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request. Capitalized terms used in the following lists are defined in the Agreement and Plan of Reorganization.


               LIST OF THE SCHEDULES AND EXHIBITS TO AGREEMENT AND
                             PLAN OF REORGANIZATION

Schedule A.......................................................................Cash Adjustment Worksheet
Schedule B.........................................................Project Closing Cash Adjustment Feature
Exhibit A-1 and A-2..................................................................Employment Agreements
Exhibit B.................................................................................Escrow Agreement

                                LIST OF SCHEDULES

Schedule 2.3.......................................................................Obligations Not Assumed
Schedule 4.1.....................................................Organization, Authority and Qualification
Schedule 4.2(b)..........................................................Ownership of Shares; Subsidiaries
Schedule 4.4......................................................................................Consents
Schedule 4.7...........................................................................Financial Condition
Schedule 4.10..................................................................................Receivables
Schedule 4.13........................................................................Intellectual Property
Schedule 4.14....................................................................................Contracts
Schedule 4.17........................................................................................Taxes
Schedule 4.18(b) .............................................................Employment and Labor Matters
Schedule 4.19....................................................................Employee Benefits Matters
Schedule 4.22.............................................Agreements and Transactions with Related Parties
Schedule 4.23.......................................................Bank Accounts and Safety Deposit Boxes
Schedule 4.24...........................................................................Customer Relations
Schedule 4.25...........................................................................Absence of Changes
Schedule 4.28...................................................................Investment Representations
Schedule 6.8.........................................................................Employment Agreements